EXHIBIT 10.20
COLLECTIVE BARGAINING
AGREEMENT
between
HOTEL RAMADA OF NEVADA
dba
TROPICANA RESORT & CASINO
and
LOCAL JOINT EXECUTIVE BOARD OF
LAS VEGAS
2002     2007

TABLE OF CONTENTS

ARTICLE 1: RECOGNITION AND CONTRACT COVERAGES	1
1.01. Recognition of the Union	1
1.02. Open and Excluded Classifications	1

ARTICLE 2: HIRING OF EMPLOYEES	2
2.01. Hiring Procedure	2
2.02. Employee Orientation	2
2.03. No Individual Contracts	3

ARTICLE 3: UNION SECURITY	3
3.01. Union Shop	3
3.02. Effect of State Laws	3
3.03. Check-Off	3
3.04. Indemnification	3

ARTICLE 4: UNION REPRESENTATIVES	4
4.01.	4
4.02. Union Stewards	4
4.03. Union Stewards Guidelines	4
4.04. Employee Information	5

ARTICLE 5: SALARIES AND WAGES	6
5.01. Weekly Payment	6
5.02. Gratuities	6
5.03. Terminated Employees	7
5.04. Delinquencies	7
5.05. Deductions and Donations	7
5.06. Superior Workmen	7
5.07. Combination Jobs	8
5.08. Equal Pay	8
5.09. Buffet Servers	8

ARTICLE 6: DISCIPLINE	8
6.01. Cause for Discharge	8
6.02. Warning Notices	9
6.03. Time of Discharge	10
6.04. Disciplinary Suspension	10
6.05. Mitigation of Damages	10

ARTICLE 7: REPORTING PAY	10
7.01. Reasons for Payment	10
7.02. Discharged Employees	10
7.03. Early Shift Release	11
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ARTICLE 8: DISCRIMINATION AND LIE DETECTOR TESTS	11
8.01. Prohibited Discrimination	11
8.02. Lie Detector Tests Prohibited	11
8.03. Confessions Or Statements	11
8.04. Bondable Status	11

ARTICLE 9: WORK SHIFTS, WORKWEEK AND OVERTIME	11
9.01. Shift and Weekly Overtime	11
9.02. Days Off	12
9.03. Guaranteed Work	12
9.04. Single Shift	14
9.05. Split Shift	14
9.06. Posting	14

ARTICLE 10: RELIEF, STEADY EXTRA AND EXTRA EMPLOYEES	15
10.01. Regular Employee	15
10.02. Relief Employee	15
10.03. Extra Employee	15
10.04. Steady Extra Employee	15
10.05. Extra Work Premium	16
10.06. Steady Extra Board	16
10.07. Conditions Applicable to Steady Extra Board Personnel	16
10.08. Seasonal Cocktail Server and Bartender Assignments	17

ARTICLE 11: VACATIONS	18
11.01. Amount of Vacation	18
11.02. Breaks in Employment	18
11.03. Time of Taking Vacation	18
11.04. Vacation Pay	19
11.05. Prorated Vacations	19

ARTICLE 12: HOLIDAYS	20
12.01. Recognized Holidays	20
12.02. Holiday Pay	20
12.03. Failure to Report	20
12.04. Floating Holiday Eligibility	20

ARTICLE 13: LEAVE OF ABSENCE	21
13.01. Reasons for Leaves of Absence	21
13.02. Leaves Due to Industrial Illness or Injury	22
13.03. Leaves of Absence For Medical Disability Not Covered By the Family and Medical Leave Act (FMLA)	23
13.04. Relationship to Family and Medical Leave Act	23
13.05. Light Duty	25
13.06.	26
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ARTICLE 14: MEALS	26
14.01. Meals Furnished By Employer	26
14.02. Number of Meals	26
14.03. Pay for Meals Not Furnished	27

ARTICLE 15: UNIFORMS AND FACILITIES	27
15.01. Uniforms Furnished by Employer	27
15.02. Care of Uniforms and Clothing	28
15.03. Facilities for Employees	28
15.04. Theft	29

ARTICLE 16: MISCELLANEOUS	29
16.01. Clean-Up Work	29
16.02. Carrying Tables and Chairs	29
16.03. Duties of Guest Room Attendants, Porters and House Persons	29
16.04. Apprentice Bartenders	31
16.05. Mopping of Floors	32
16.06. Furnishing of Linen and Equipment	32
16.07. Room Service	32
16.08. Aprons, Boots and Hard Hats	32
16.09. Bartenders and Apprentice Bartenders	32
16.10. Union Buttons	33
16.11. Rotation of Stations	33
16.12. Change Persons	33
16.13. Break Periods	33
16.14. Bell Captains and Bellhops	33
16.15. Valets	34
16.16. Floor Coverings	34
16.17. Showroom Stations	34
16.18. Presentation of Checks	34
16.19. Notice by Employee	35
16.20. Knife Sharpening	35
16.21. Parking	35
16.22. Doorpersons	35
16.23. Baggage Handlers	35
16.24. Room Service Captains	35
16.25. Work Record	36
16.26. Prohibited Work	36
16.27. Group Deliveries	36
16.28. Bell Captains’ Services	36
16.29. Required Service	36
16.30. Usher	37
16.31. Bell Classifications	37
16.32. Automatic Glass Washing Machines	37
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ARTICLE 17: BANQUETS	37
17.01. Definition	37
17.02. Service Charge	38
17.03. Regular Employees Working Banquets	38
17.04. Reporting Pay	39
17.05. Distribution of Gratuities	39
17.06. Cocktail Parties	40
17.07. Banquet Minimums and Limitations	40
17.08. Meals for Banquet Employees	41
17.09. Full Function	41
17.10. Teams	41
17.11. Setup and Breakdown	41
17.12. Bartenders	41
17.13. Banquet Training and Work	41

ARTICLE 18: SPECIAL EVENTS	42
18.01. Definition	42
18.02. Gratuities Payable for Special Events — Food and Beverage Service	42
18.03. Private Cocktail Receptions	43
18.04. Bellhop Service	44
18.05. Parties	44
18.06. Payment of Special Event Gratuities	45
18.07. Exception	45
18.08. Special Event Parties	45
18.09. Discount Coupons	45

ARTICLE 19: COMPLIMENTED GUESTS	45
19.01.	45

ARTICLE 20: SENIORITY	46
20.01. Probationary Period	46
20.02. Definition of Seniority	46
20.03. Layoffs and Recalls	46
20.04. Promotions and Preference for Shifts	48
20.05. Break in Continuous Service and Seniority	49
20.06. Notification	50
20.07. Transfers Between Hotels	50
20.08. Transfers Into Bargaining Unit	50

ARTICLE 21: GRIEVANCES AND ARBITRATION	50
21.01. Definition	50
21.02. Time Limit for Filing Grievance	50
21.03. Procedure for Adjusting Grievances	51
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ARTICLE 22: NO STRIKES — NO LOCKOUTS	52
22.01. No Strikes	52
22.02. No Lockouts	52
22.03. Picket Lines	52
22 04 Arbitration Awards	53

ARTICLE 23: MANAGEMENT RIGHTS AND RESPONSIBILITIES	53
23.01. Rights to Manage	53
23.02. Rules and Posting	53

ARTICLE 24: COURT APPEARANCE AND JURY DUTY	54
24.01. Court Appearance	54
24.02. Jury Duty	54

ARTICLE 25: HEALTH AND WELFARE	54
25.01. Amount of Contributions	55
25.02. Delinquent Contributions	55
25.03. Acceptance of Trust	55

ARTICLE 26: PENSIONS	55
26.01. Trust and Plan	55
26.02. Contributions	55
26.03. Acceptance of Trust	55
26.04. Delinquent Contributions	56
26.05. 401(k) Plan	56

ARTICLE 27: WAGES	56
27.01. Established Wages	56
27.02. Minimum Wages	56
27.03.	56
27.04.	57

ARTICLE 28: OWNERS AND SUCCESSORS	57
28.01. Ownership	57
28.02. Obligations on Employer Selling or Assigning	58
28.03. Obligations on Successor Employers	58

ARTICLE 29: SUBCONTRACTING AND SUBLEASING	58
29.01.	58

ARTICLE 30: INTRO OF NEW EQUIP. AFFECTING BARGAINING UNIT JOBS	58
30.01.	58

ARTICLE 31: LABOR-MANAGEMENT COOPERATION	59
31.01.	59
31.02.	59
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ARTICLE 32: TRAINING PROGRAM	59
32.01.	59
ARTICLE 33: TERMINATION	61
33.01.	61

EXHIBIT 1 - 2002 WAGE SCALES	62

EXHIBIT 2 - CHECK-OFF AGREEMENT	66

EXHIBIT 3 - RE: SECTIONS 1.02(A) AND 1.02(B)	68

EXHIBIT 4 - RE: SECTION 6.01(B)	69

EXHIBIT 5 - RE: BELL CAPTAIN’S SERVICES	69

EXHIBIT 6 - RE: SECTION 20.04	69

EXHIBIT 7 - RE: USE OF HOST PERSONS	69

EXHIBIT 8 - RE: HEALTH AND WELFARE AND PENSION COVERAGE OPTION	70

EXHIBIT 9 - RE: AUTHORIZED PAYROLL DEDUCT POLITICAL CONTRIB	70

EXHIBIT 10 - RE: COMBINING JOB CLASSIFICATIONS	71

EXHIBIT 11 - RE: IMMIGRATION	71

MEMORANDUM OF AGREEMENT	72

MEMORANDUM OF AGREEMENT	74

SIDE LETTER #1 RE: BAGGAGE HANDLERS/DOOR PERSONS	75

SIDE LETTER #2 RE: POSTING OF STEADY EXTRA POSITIONS	76

SIDE LETTER #3 RE: ARTICLE 29	77

SIDE LETTER #4 RE: ARTICLE 29.01	78

LETTER OF UNDERSTANDING	79
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AGREEMENT
THIS AGREEMENT is made and entered into as of the 1st day of June, 2002 by and between HOTEL RAMADA OF NEVADA dba TROPICANA RESORT & CASINO (hereinafter called the “Employer”) and its successors and assigns, and the LOCAL JOINT EXECUTIVE BOARD OF LAS VEGAS, for and on behalf of CULINARY WORKERS UNION, LOCAL NO. 226, and BARTENDERS UNION, LOCAL NO. 165 (hereinafter called the “Union”).
WITNESSETH:
WHEREAS, pursuant to a valid reopening notice dated March 8, 2002, and served upon the Employer by the Union, the parties have, by negotiations and collective bargaining, reached complete agreement on wages, hours of work, working conditions and other related, negotiable subjects to be incorporated into a new Labor Agreement which shall supersede all previous verbal or written agreements in conflict with or modified by this Agreement applicable to the employees in the bargaining unit defined herein which may have existed between the Employer and the Union or between the predecessor of the Employer, if any, and the predecessor of the Union, if any.
NOW, THEREFORE, in consideration of the foregoing, the execution of this Agreement and the full and faithful performance of the covenants, representations and warranties contained herein, it is mutually agreed as follows:
ARTICLE 1: RECOGNITION AND CONTRACT COVERAGES
1.01. Recognition of the Union.
The Employer recognizes the Union as the exclusive collective bargaining representative for the Employer’s employees employed at its facility as indicated in the first paragraph of this agreement, and excluding any persons working for the Employer at any other facility, including those located in Clark County, Laughlin or Reno, Nevada or any subsequently acquired property not organized by the Union, working under the Union’s jurisdiction and working in those job classifications listed in Exhibit 1, attached to and made a part of this Agreement. The Employer and the Union agree that all employees working in classifications listed in Exhibit 1 are properly within the bargaining unit. Any classification established by the Employer not listed in Exhibit 1, where all of the employees’ duties are covered by this Agreement, shall be a part of this Agreement at a wage rate comparable to related job classifications.
1.02. Open and Excluded Classifications.
(a) The classifications set forth below are included in the bargaining unit, but their wage scales shall be open, and they shall be covered only by Articles 11, 14, 15, 25 and 26 of this Agreement and, where applicable, those provisions dealing with gratuities. There shall be no split shifts for Specialty Room Chefs. The provisions of Article 21 may be invoked as to person employed in such classifications solely for the purpose of processing grievances limited to disputes or differences involving the meaning, interpretation, and/or application of the Articles

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specified above. This shall not preclude the Union from filing grievances under, other Articles for claimed violations of its rights.

Banquet Captain	Head Host Person	Pastry Chef (one per Employer)
Bell Captain	Specialty Room Chef	Porter Shift Supervisor
Head Butcher	Maitre d'Hotel	Specialty Room Head Person
(b) Non-bargaining unit employees shall perform no bargaining unit work except such occasional work as is reasonably connected with or incidental to the proper and orderly conduct of the hotel operations they are supervising.
ARTICLE 2: HIRING OF EMPLOYEES
2.01. Hiring Procedure.
Whenever the employer finds it necessary to hire new employees for those classifications covered by this Agreement, it may recruit and procure applicants from any source.
At its sole option, the Employer may notify the Union who shall assist the Employer in obtaining applicants who meet the qualifications required by the Employer. When applicable, the Union’s selection of applicants for referral shall be on a nondiscriminatory basis, and shall not be based upon or in any way affected by membership in the Union or the Union’s bylaws, rules, regulations, constitutional provisions or any other aspects or obligations of Union membership, policies, or requirements, or upon an applicant’s race, color, religion, sex, age or national origin.
The Employer shall be the sole judge of an applicant’s suitability, competence and qualifications to perform the work of any job to be filled. The Employer may accept or reject any applicant for employment in accordance with applicable laws.
When the Employer considers applicants for employment who have not been referred to the Employer by the Union’s dispatch office, the Employer shall, in order to maintain a consistent and orderly process, advise such applicants that in order to obtain employment they must be dispatched by the Union’s dispatch office in accordance with the regular procedures of that office. The Employer may designate to the Union’s dispatch office, by name, the employees that shall be dispatched for available positions. The Employer agrees no employee will be hired or put to work without a referral slip from the Union’s Dispatch Office except in the case of an emergency. The Union’s referral service shall send applicants named by the Employer directly back to the Employer. Such applicants named by the Employer shall be processed by the Union’s referral service without any discrimination. Any applicant named by the Employer shall be permitted by the Union’s referral service to register in the same manner as others. If there are any problems with processing of applicants, the parties will review such problems and make such changes as may be necessary.
2.02. Employee Orientation.
The Employer shall give the Union the option to participate in the Employer’s employee orientation process for new employees. Union representatives shall be allowed to either

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participate jointly or immediately subsequent to Employer representatives in giving new employees information about the Union, the collective bargaining agreement and the benefit programs under the agreement. In advance of each orientation meeting, the Employer shall provide the Union with a list of all new employees who will be involved in the orientation, including each employee’s name, social security, job title, department and Article 10 category. The Employer will not make any negative references to the Union during the Employer’s interviewing, hiring and orientation processes. The Employer shall not advise applicants or employees as to the need for or desirability of Union membership.
2.03. No Individual Contracts.
No employee covered by this Agreement shall be compelled or allowed to enter into any individual contract or agreement with the Employer concerning conditions of employment, which varies the terms or conditions of employment contained in this Agreement.
ARTICLE 3: UNION SECURITY
3.01. Union Shop.
Subject to the provisions of the Labor Management Relations Act, 1947, as amended, it shall be a condition of their employment that all employees covered by this Agreement who are members of the Union in good standing on the date of execution of this Agreement shall remain members in good standing during the period of their employment at the Employer’s Clark County, Nevada establishment; and those who are not members of the Union on the date of execution of this Agreement shall, on the 30th day following execution of this Agreement, become and remain members of the Union while employed at the Employer’s Clark County, Nevada establishment. It shall also be a condition of employment hereunder that all employees covered by this Agreement shall, on or after the 30th day following the employee’s first employment by the Employer in classifications covered herein, become and remain members of the Union throughout the period of their employment with the Employer.
3.02. Effect of State Laws.
Notwithstanding anything to the contrary therein, Section 3.01 shall not be applicable if all or any part thereof shall be in conflict with applicable law; provided, however, that if all or any part of Section 3.01 becomes permissible by virtue of a change in applicable law, whether by legislative or judicial action, the provisions of Section 3.01 held valid shall immediately apply.
3.03. Check-Off.
The Check-Off Agreement and system heretofore entered into and established by the Employer and the Union for the check-off of Union dues by voluntary authorization, as set forth in Exhibit 2, attached to and made a part of this Agreement, shall be continued in effect for the term of this Agreement.
3.04. Indemnification.
The Union will indemnify and save the Employer harmless against any and all claims, demands or other forms of liability which may arise out of, or by reason of, any action taken or not taken by the Employer, at the request of the Union, in accordance with the provisions of this Article.

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ARTICLE 4: UNION REPRESENTATIVES
4.01.
Authorized representatives of the Union shall be permitted to visit the Employer’s establishment for the purpose of communicating with employees and supervisors regarding Union business and collecting Union dues, assessments and initiation fees. Such visits shall not interfere with the conduct of the Employer’s business or with the performance of work by employees during their working hours. Union representatives will be required to report to the designated office or Security and sign in and wear identification while on the premises of the Employer.
4.02. Union Stewards.
The Union may select trained Union Stewards from among the employees. Union Stewards may act as Union representatives, or may assist Union representatives in proceedings under Article 21 of this Agreement (Grievance and Arbitration), and the discussion with the Employer’s designated representative of questions or concerns regarding the Employer’s work practices and procedures, provided that a designated Union official provides the Union Steward and the Employer’s designated representative with specific written authorization permitting the Union Steward to engage in such activity. The Steward shall not engage in the authorized activities described above on paid work time, unless the Employer’s designated representative provides specific authorization to the Union Steward. No employee shall participate in meetings, discussions or other activities with the Steward while the employee is on paid work time, unless the Employer’s designated representative agrees that the employee should attend on paid work time. Stewards engaged in activities authorized by the Union shall comply with the obligations imposed upon authorized Union representatives by Article 4 of this Agreement.
4.03. Union Stewards.
In an effort to avoid problems for employees who also act in the capacity of Union Stewards, it is necessary to establish guidelines so that those employees adhere to the Employer’s rules and policies and still have the ability to fulfill their obligations as a Union Steward. The Union and the Employer therefore agree to the following guidelines:
1. Before any employee can be recognized or function as a Union Steward, the Employer must receive from the Union an authorization letter appointing the employee as a Union Steward for the department in which the employee works and stating whether such Union Steward is permitted to engage in meetings. Such authorization may be general for various issues, meetings and/or grievances or specific to a particular issue(s), meeting(s) and/or grievance(s) but in all cases shall specifically state the scope of that Union Steward’s authority (for example whether the Steward can sign off on a settlement of a grievance) and the effective date and termination date of such authority.
2. Only one (1) Union Steward appointed by the Union per shift per department in which bargaining unit employees are employed, but if a department is unusually large, the Union may select more than one (1). If the Employer asserts that there are too many Union Stewards, the parties agree to consult and discuss ways to limit the number.

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3. Employees acting as Union Stewards must obtain a proper photo ID badge, through the same procedure Union representatives obtain such badges, for off-duty use to enter the service area of the Employer’s facilities. All procedures relating to badges for Union representative shall apply equally to badges issued to Union Stewards. When not in use, I.D. badges will be maintained in the Security Office just inside the employee entrance.
4. Employees acting as Union Stewards who conduct business while off duty must sign in at a location designated by the Employer and pick up I.D. badge to provide evidence that the individual is on the property as an agent of the Union and not as an employee, I.D. badges must be returned to the Security Office (where picked up) upon exiting the property.
5. Employees appointed as Union Stewards may not engage in any of his/her steward’s duties or activities while he/she is on work time. An appointed Steward may engage in such activities while he or she is on authorized breaks or lunch periods. However, under no circumstances and at no time shall an appointed Steward engage in his/her steward’s activities with a co-worker who is on work time.
6. Employees acting as Union Stewards may become involved in investigatory meetings with the Employer only when such meetings may reasonably lead to discipline of a co-worker and only if requested by the co-worker.
7. Employees acting as Union Stewards requesting copies of documents or information regarding a co-worker must make such requests to the Human Resources office.
8. Employees acting as Union Stewards must provide Human Resources with their regular work schedule and advise of any changes to their schedule.
9. Employees acting as Union Steward must keep confidential any information obtained regarding co-workers’ problems and/or discipline and not discuss such information with other employees who are not involved.
10. Employees acting as Union Stewards must attend and successfully complete the Union’s shop steward training program.
4.04. Employee Information.
To permit the Union to properly and efficiently carry out its responsibilities, the Employer shall provide the following information to the Union:
(a) By the 10th day of each month, a list of all employees hired into the bargaining unit during the preceding month, including each employee’s name, social security number, address, phone number, department, job title, hire date, Article 10th category, sex and date of birth.
(b) By the 10* day of each month, a list of all bargaining unit employees terminated and the reason therefor, placed on leave of absence or transferred out of the bargaining unit, and of all employees transferred into the bargaining unit, during the preceding month including each

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employee’s name, social security number, date of birth, and the date(s) of such personnel transactions, and the expected date of return for leaves of absence.
(c) The reports described in subsections (a) and (b) shall be sent to the Union by fax, mail or via email.
(d) The Employer shall furnish the Union with a quarterly list of all employees in the bargaining unit, including each employee’s name, Social Security number, department, job title, date of birth, date of hire and sex. This report shall be in computer-readable format electronic form in any one of the following media:
1.	3 1/2 diskette in Formatted Text (Space Delimited) format

2.	CD ROM in Formatted Text (Space Delimited) format

3.	ZIP Disk in Formatted Text (Space Delimited) format

4.	Via e-mail transmission
ARTICLE 5: SALARIES AND WAGES
5.01. Weekly Payment.
Regular employees shall be paid weekly, provided that if the Employer’s practice in the past has been to pay semi-monthly or bi-weekly it may continue to do so. Paychecks (other than for employees in “open” classifications) must show the number of hours paid for in that pay period, broken down by straight-time and overtime hours. Records on the source and dates of gratuities included on paychecks shall be made available to the employees on request.
5.02. Gratuities.
All gratuities left by customers are the property of the employees exclusively, and no Employer or department heads not covered by this Agreement shall take any part of such gratuities or credit the same in any manner toward the payment of an employee’s wages. Cash gratuities left by guests checking out of rooms shall be the property of Guest Room Attendants unless otherwise specified by the guest in writing. Except as provided otherwise in this Agreement, employees shall not be required to divide their gratuities with any other person(s) and they shall not be coerced or discriminated against to cause them to do so. The Employer shall not post or display notices restricting gratuities; provided, however, that where the Employer has special events, sales promotions or other functions where the price charged includes gratuities, the Employer may publish and distribute literature, brochures and tickets for same which contain a notice of statement that gratuities are included in such price, if such notice or statement specifies which classifications of employees receive the gratuities.
Gratuities, regardless of the amount, signed by a registered hotel guest on that guest’s individual hotel checks, or by a registered hotel guest or other customer on the guest’s individual credit card, shall be paid to the employee in cash either after the end of the shift or immediately prior to the commencement of the employee’s next shift, provided that, in the case of gratuities signed on a hotel check, the employee must have followed the Employer’s established and published

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procedure for verifying that the person who signed for the gratuity is a registered hotel guest and is not exceeding his/her established credit limit.
No employee shall solicit gratuities from other employees.
5.03. Terminated Employees.
Whenever the Employer discharges an employee, the wage and compensation earned and unpaid at the time of discharge shall become due and payable within twenty-four (24) hours.
Whenever an employee resigns or quits his employment, the wage and compensation earned and unpaid at the time of his resignation or quitting must be paid no later than:
1.	The day on which he would have regularly been paid the wage or compensation; or

2.	Seven days after he quits or resigns, whichever is earlier.
5.04. Delinquencies.
If the Employer becomes delinquent in the payment of wages or is operating in receivership by the Board of Trade or a creditors’ committee, or in the case of liquidation or bankruptcy, all salaries accrued become due and must be paid at once. In such cases, the Union reserves the right at any time to demand and receive daily payment of wages to all employees, provided that by mutual agreement of the Employer and the Union such wages due may be deposited in an approved escrow.
5.05. Deductions and Donations.
(a) No employee shall be required to subscribe to any form of insurance or to make contributions or suffer any deductions from wages without written authorization of such employee, except as may be required by law.
(b) There shall be no automatic cash deductions from an employee’s wages for any cash shortage until after consultation with the employee and the responsibility for the shortage has been established by the Employer; provided, however, that prior to any such deductions the employee may have the Union review the case with the Employer. When any said deduction is permitted under the preceding sentence, then, in no event shall the deduction be delayed beyond the latter of five (5) days or the next paycheck due after the employee is notified of the intent to deduct. The Employer shall notify an employee in writing immediately after its determination that a cash shortage exists for which it intends to deduct the shortage from the employee in accordance with the preceding sentence unless the matter is otherwise resolved.
(c) So long as Food Servers observe the Employer’s published procedure governing walkouts, there will be no automatic cash deductions from employees’ wages pending an investigation.
5.06. Superior Workmen.
The wage scales in this Agreement are minimum scales and do not prohibit the Employer from paying higher wages. It is specifically agreed that the employees compensated at said higher

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wage rates may be returned to the scales published herein at the sole discretion of the Employer. Employees paid Superior Workmen rates shall have their wages increased by amounts of not less than the increases in the minimum wage scales as specified in Exhibit 1, attached to and made part of this Agreement, for the classifications in which they are employed.
5.07. Combination Jobs.
(a) When an employee works in two or more classifications in any day, he/she shall be paid for that day at the rate of pay for the highest classification, provided that this shall not apply in cases of relief for meal or rest periods.
(b) The Employer shall have the right to discuss with the Union, during the term of this Agreement, combining job classifications and the Union agrees to discuss and consider any job classification combinations proposed by the Employer.
5.08. Equal Pay.
The wage scales set forth in Exhibit 1 shall apply equally to male and female employees covered by this Agreement.
5.09. Buffet Servers.
The classification of “Buffet Server” is to be included within the Dining Room classifications found in Exhibit 1 — Wage Scales (6 and 8 hour shifts). Buffet Servers will normally be scheduled for six (6) or eight (8) hour work shifts, and may be scheduled for four (4) hour work shifts only when the buffet is open for four (4) hours. For all shifts worked, Buffet Servers will receive the same hourly pay rate as the Other Room Food Server classification included in the Dining Room classifications.
ARTICLE 6: DISCIPLINE
6.01. Cause for Discharge.
(a) No regular or steady extra employee, after having completed the probationary period under Section 20.01, shall be discharged except for just cause except as provided for in Section 10.07(a). Prior to any discharge for reasons other than dishonesty, willful misconduct, drunkenness, or drinking on the job, being under the influence of a controlled substance on duty, unlawful possession of a controlled substance or using a controlled substance at any time on the Employer’s premises, unlawful sale of a controlled substance at any time, refusing to submit to testing for drug or alcohol usage in accordance with the provisions of Section 6.01(b) of this Agreement, and serious improper behavior or discourtesy toward a customer or guest, failure to report for work without just cause, or walking off the job during a shift, such an employee must be given a written warning and a reasonable opportunity to correct the deficiency. Upon the discharge or suspension of any employee for reasons other than dishonesty, the reason therefore shall be given to the employee in writing, and a legible copy thereof shall be mailed or given to the Union within seventy-two (72) hours after the discharge or suspension. When an employee is discharged or suspended for willful misconduct, the notice shall contain the specific conduct or offense deemed by the Employer to constitute willful misconduct. Upon request by the Union, legible copies of all documents relied upon by the Employer in making the discharge or

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suspension, including copies of any written complaints or reports concerning the employee, either by a customer, an outside agency, or by the Employer’s own employees, and copies of any relevant cash register tapes, shall be furnished to the Union within three (3) working days after such request. The names and addresses of customers who make written complaints against an employee shall be furnished to the Union on request if such are relied on by the Employer as a basis for discharge or suspension of the employee. An employee may not be discharged solely on the basis of verbal complaints by customers. The Union shall furnish the Employer with copies of its inquiry to guests and of the guests’ responses to any Union inquiry within seventy-two (72) hours of receipt. Copies of videotapes shall also be provided upon request, provided the Employer has the copying capability and if the Union pays the reasonable costs for furnishing the copy.
(b) Where there is reasonable cause to believe that an employee is under the influence of alcohol or a controlled substance, the employee, after being notified of the contents of this subsection, must consent to an immediate physical examination at an independent medical facility or suffer the penalty of discharge.
The Employer shall pay for the cost of the examination, and the employee shall be paid for all time required for the examination. A blood alcohol level at or in excess of the then current level allowed by law provides an absolute presumption that an employee is under the influence of alcohol.
(c) Employees with less than three (3) years’ service, and Bell Captains regardless of years of service, may be offered before, after or at any time during the grievance process two (2) months’ pay including the higher of declared or assigned tips in lieu of processing a grievance and arbitrating the discharge. In the event the employee declines this offer when made by the Employer, the Union will not arbitrate the discharge unless it objectively determines that, in its judgment, the discharge constituted a flagrant miscarriage of justice. In the event a positive determination is made, and the Union processes the discharge to arbitration, the arbitration procedure to be used, i.e., either the expedited procedure or the regular arbitration procedure, shall be determined by the Employer notwithstanding the provisions of Section 21.03(3).
6.02. Warning Notices.
Warning notices issued to employees must specify the events or actions for which the warning is issued. Warning notices shall be issued to employees as soon as possible after the Employer is aware of the event or action for which the warning notice is issued and has a reasonable period of time to investigate the matter; but in any event, warning notices shall be issued to employees only at the end of a shift. A legible copy of any written warning notice issued to employees shall be mailed or given to the Union within seventy-two (72) hours after its issuance by the Employer. Upon request by the Union, legible copies of all documents relied upon by the Employer in issuing the warning notice, including copies of any written complaints or reports concerning the employee, either by a customer, an outside agency, or by the Employer’s own employees, and copies of any relevant cash register tapes, shall be furnished to the Union within three (3) working days after such request. The names and addresses of customers who make written complaints against an employee shall be furnished to the Union on request if such are relied on by the Employer as a basis for the warning notice. An employee may not be issued a warning

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notice solely on the basis of verbal complaints by customers. Warning notices, written customer complaints, and reports of outside agencies or of the Employer’s own security force concerning conduct of an employee shall become null and void one (1) year after the date of issuance and may not thereafter be used as a basis for or in support of any subsequent discharge or disciplinary action.
6.03. Time of Discharge.
Except as provided in Section 7.02, no employee shall be discharged on his/her day off or while on vacation or leave of absence.
6.04. Disciplinary Suspension.
No employee shall be suspended or laid off or have his/her shift, station or days off changed for discriminatory reasons, or for disciplinary purposes unless a prior written warning has been given the employee except where the suspension is for one of the enumerated causes for discharge. All suspensions shall be for reasonable periods under the circumstances of each case. An employee may not be given a disciplinary suspension solely on the basis of verbal complaints by customers. Suspensions shall become null and void one (1) year after the date of issuance and may not thereafter be used as a basis for or in support of any subsequent discharge or disciplinary action.
6.05. Mitigation of Damages.
Any employee covered by this Agreement who is discharged by the Employer and who disputes his/her discharge was for just cause shall have an affirmative duty to mitigate any potential damages which might result to the Employer in the event the discharge involved is subject to Article 21 - Grievance and Arbitration and an arbitrator overrules the discharge. In any dispute over the amount of back pay due to an employee under an arbitration award, the arbitrator shall have no authority to award any back pay to that employee unless that employee or the Union has affirmatively proven by a preponderance of the evidence that the employee has fulfilled his/her duty to mitigate damages at all times since his/her discharge.
ARTICLE 7: REPORTING PAY
7.01. Reasons for Payment.
When the Employer or its representative orders an employee to report for work, or fails to notify an employee not to report for work as previously scheduled, for any reason, and said employee is not allowed to work, the Employer shall pay the employee at the employee’s regular rate of pay for the employees’ scheduled shift, provided, however, that where an employee is sent home after commencing work because the Employer cannot present scheduled entertainment due to bona fide illness or disability of the entertainer or entertainers to perform, the employee shall be paid for the hours actually worked or four (4) hours, whichever is greater.
7.02. Discharged Employees.
Employees who are discharged must be notified not later than the end of their shift, except in cases of discharge for dishonesty discovered by the Employer after the end of the shift. If this is not done and the employee reports for work on his/her next regularly scheduled shift and is not allowed to work, the employee shall be paid for the scheduled shift.

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7.03. Early Shift Release.
Employees shall not be required by the Employer to leave work before the end of a scheduled shift on which the employees have commenced work, subject to the provisions of Section 7.01; provided that this Section shall not be construed to prohibit an employee, with the Employer’s approval, from voluntarily leaving work early if the employee so desires and being paid only for the time actually worked on the shift.
ARTICLE 8: DISCRIMINATION AND LIE DETECTOR TESTS
8.01. Prohibited Discrimination.
There shall be no discrimination by the Employer or the Union against any employee because of membership or non-membership in, or activity on behalf of the Union, provided that an employee’s Union activities shall not interfere with the performance of the employee’s work for the Employer. In accordance with applicable laws, there shall be no discrimination against any employee with respect to compensation, terms, conditions, privileges of or opportunities for employment because of race, color, religion, sex, age, national origin, disability or sexual orientation.
8.02. Lie Detector Tests Prohibited.
(a) No employee shall be required or requested by the Employer to take a lie detector test.
(b) Applicants for positions other than those for which individual bondable status is required under Section 8.04 shall not be given lie detector tests.
8.03. Confessions or Statements.
No employee shall be required, requested or coerced by the Employer or by any employee of the employer to resign, or to sign a confession or statement concerning his/her conduct unless a Union representative is first given an opportunity to be present.
8.04. Bondable Status.
In accordance with the present practice as it exists with this Employer, employees who regularly, in the course of their employment, are required to handle money or negotiable instruments may be required to maintain bondable status as a condition of employment.
ARTICLE 9: WORK SHIFTS, WORKWEEK AND OVERTIME
9.01. Shift and Weekly Overtime.
(a) For the purposes of computing overtime only, eight (8) hours shall constitute a full shift based on a five (5) day work week; ten (10) hours shall constitute a full shift, based on a four (4) day work week; and six (6) hours or less shall constitute a short shift. All work performed in excess of eight (8) hours or ten (10) hours, if applicable on one (1) workday, or in excess of forty (40) hours in a week shall constitute overtime and shall be paid for at time and one-half (1-1/2X) the employee’s straight-time hourly rate of pay. Work performed on an employee’s sixth (6th) and seventh (7th) consecutive days of work shall be paid for at time and one-half (l-1/2X) and two and

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one-half (2-1/2X) the employee’s straight-time hourly rate of pay respectively. Overtime shall not be paid under this Section for more than one reason for the same hours worked. There will be no pyramiding of overtime. Holidays not worked and paid for at straight-time under Section 12.02(a) of this Agreement shall count as a shift for the purposes of Section 9.03(a) of this Agreement, and if on an employee’s regularly scheduled day of work, for the purposes of computing weekly overtime.
Ten (10) hour shifts may be scheduled for employees in all classifications, except for Cooks and Miscellaneous Kitchen Help and Housekeeping classifications, who may voluntarily agree to be scheduled for ten (10) hour shifts. All work performed by an employee with a ten (10) hour shift on that employee’s fifth (5th) consecutive day of work will be paid at time and one-half (1-1/2X), on that employee’s sixth (6th) consecutive day of work will be paid at two times (2X), and on that employee’s seventh (7th) consecutive day of work will be paid at two and one-half (2-1/2X) the employee’s straight-time hourly rate of pay respectively.
(b) The workweek for steady extras shall coincide with the Employer’s workweek. If a steady extra works more than forty (40) hours in a workweek or more than eight (8) hours in a shift, overtime will be paid at the appropriate overtime rate. Also, if a steady extra employee works a consecutive sixth (6th) or seventh (7th) day from one workweek into the next, overtime shall be paid for such sixth (6th) and seventh (7th) consecutive days as provided for above. Employees absent for personal reasons on one or more of their first five (5) scheduled days of work in their workweek may work at the Employer’s request on a scheduled day off in the same workweek at straight-time.
9.02. Days Off.
Days off shall be consecutive, and an employee who works on a scheduled day off shall be paid in accordance with Section 9.01. Employees shall not be required to work on their scheduled days off.
9.03. Guaranteed Work.
(a) Regular and relief employees who are scheduled and report for work at the beginning of their workweek shall be guaranteed pay for the following number of shifts for which they are scheduled in that workweek.
(b) 1. Not less than four (4) or five (5) full shifts as defined in Section 9.01 for:
COOKS AND MISCELLANEOUS KITCHEN HELP CLASSIFICATIONS except Dishwashers for banquets and private parties;
DINING ROOM CLASSIFICATIONS except Showroom Captain, Host Person, all Server classifications, all Bus Person classifications, all Cashier and Checker classifications;
CASINO CLASSIFICATIONS (Booth Cashiers, Change Persons, Carousel Attendants);
HOUSEKEEPING CLASSIFICATIONS;

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BAR CLASSIFICATIONS except Banquet Bartenders and BARTENDERS serving hospitalities, cocktail parties and bars for Specialty/Gourmet Rooms where the room is only open four (4) days per week, Showroom Service Bartenders for a showroom where there is only one show per night;
BELL DESK CLASSIFICATIONS except for Baggage Handlers.
2. Not less than four (4) or five (5) full or short shifts as defined in Section 9.01 for Host Persons, all Cashier and Checker classifications, Baggage Handlers, for all Food and Cocktail Server classifications except Showroom Servers and Specialty/Gourmet Room Food and Cocktail Servers assigned to such rooms where the room is open only four (4) days, and for all Bus Person classifications except Showroom Bus Persons and Specialty/Gourmet Room Bus Persons when the room is open only four (4) days.
3. Not less than four (4) shifts of at least six (6) hours for Showroom Servers, Showroom Bus Persons. Not less than four (4) shifts of at least six (6) hours for Specialty/Gourmet Room Food Servers and Bus Persons where the room is only open four (4) days per week and Cocktail Servers assigned to such rooms. Not less than four (4) shifts of at least six (6) hours for Showroom Captains. Not less than four (4) shifts of eight (8) hours for Specialty/Gourmet Room Bartenders where the room is only open four (4) days per week. Where there is only one (1) show per night, then the guarantee will be five (5) shifts of at least six (6) hours for Showroom Service Bartenders. Available work in excess of twenty-four (24) hours per week in the showroom shall be distributed equitably among Showroom Servers, Showroom Bus Persons and Showroom Captains.
4. Not less than four (4) or six (6) hours per shift for Turndown Attendant.
(c) However notwithstanding the above provisions, the weekly guarantee shall not apply to the following situations:
1. The first week of employment including the first week of active employment on return from absence from work or layoff.
2. The week in which an employee begins his/her vacation or other absence from the job if said vacation or absence does not begin at the end of the employee’s scheduled workweek.
3. The week in which an employee ends his/her vacation or other absence from the job if the employee does not return to work at the beginning of his/her scheduled workweek.
4. Shift changes brought about by senior employees bidding in accordance with Section 20.04.

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5. The first and last week of employment for employees hired to provide relief for vacations or other absences from the job.
6. Where the Employer, Union and the employee have mutually agreed that the employee would be scheduled for and work less than the contractually provided for workweek and/or shift.
7. When the Employer’s establishment or any part thereof is closed as a result of an Act of God, mechanical failure, fire or failure of an entertainer to perform.
8. When the Employer closes any part of its establishment for any reasons other than those stated in paragraph 7 and notice thereof is given to affected employees at least two (2) weeks in advance.
(d) Employees called to work on their sixth (6th) or seventh (7th) consecutive days in a workweek or on any of the holidays listed in Section 12.01 shall be guaranteed a full or short shift on such days, depending on whether they are regularly assigned to a full or short shift, at the applicable rate of pay.
9.04. Single Shift.
No employee shall be required to work more than one (1) shift in any one (1) calendar day. This shall not prohibit the performance of overtime work consecutive with the- employee’s regular shift; provided that if an employee works more than four (4) hours of such overtime, all overtime in excess of four (4) hours shall be paid for at double (2X) the employee’s straight-time rate. Except for relief employees and emergencies, all regular employees shall be allowed a minimum of fourteen (14) hours off duty between the end of one (1) shift and the commencement of the next shift. Relief employees shall be allowed at least eight (8) hours off duty. Except in emergencies, the voluntary return to work of Baggage Handlers, Bellhops or Convention Porters, or in the case of other Porters, (where the employee and the Union agree), or when an employee’s shift schedule is changed or the employee is transferred to a different shift under Section 20.04(b), all work performed by a regular employee within fourteen (14) hours from the end of the employee’s last shift shall be paid at the rate of time and one-half (1-1/2X) the employee’s straight-time hourly rate of pay. All work performed by relief employees, Baggage Handlers, Bellhops and all Porter classifications within eight (8) hours from the end of the employee’s last shift shall be paid at the rate of time and one-half (1-1/2X) the employee’s straight-time hourly rate of pay.
9.05. Split Shift.
Split shifts shall be allowed only for Food Servers, Bus Persons and Valets. The split shift shall be eight (8) hours within eleven (11) hours, with one (1) split. Any employee working a split shift shall receive two dollars ($2.00) per shift in addition to the regular rate of pay.
9.06. Posting.
The Employer shall post each week, in a conspicuous place in each department available to Union representatives, a work schedule showing the classification, first and last name, and classification

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date and house seniority date of each employee, and specifying days off and starting and finishing time. When employees not originally scheduled to work during any week are later called into work during that week, their classifications, names, and house seniority date shall be added to the posted work schedule not later than the end of the first shift they worked. The classification and house seniority date listing may be posted on a sheet separate from the work schedule.
Showroom work schedules shall remain posted for four (4) consecutive weeks. At least seventy-two (72) hours notice must be given to employees whose scheduled days off are to be changed. An employee whose shift starting time is to be changed for the employee’s next scheduled shift must be so notified in person before leaving work on his/her prior shift. No regular employee shall be required to call in or stand by for calls. Employees not listed on or added to a current schedule under the provisions of this Section shall be paid at time and one-half (1-1/2X) their straight-time hourly rate of pay for all work performed while they are not on the schedule. Shifts may not be rotated.
ARTICLE 10: RELIEF, STEADY EXTRA AND EXTRA EMPLOYEES
10.01. Regular Employee.
A regular employee is an employee carried on the Employer’s regular payroll who has been hired to work not less than the number of full or short shifts guaranteed for the employee’s particular classification under Section 9.03 hereof.
10.02. Relief Employee.
A relief employee is a regular full-time employee who usually, but not always, works varied shifts to relieve other regular employees on the latter’s day(s) off. Relief employees shall be covered by all the provisions of this Agreement.
10.03. Extra Employee.
An extra employee, as distinguished from a steady extra, is a temporary or part-time employee who is hired for predesignated shifts (which predesignated shifts shall be communicated to the hiring hall) to perform work in addition to or as vacation or temporary absence replacement for regular and relief employees already employed by the Employer. The predesignated period may be extended where the replacement or supplemental period is extended upon agreement with the Union. Such agreement by the Union will not be unreasonably withheld. Extra employees shall not be covered by Articles 6,11,13 and 20, nor by Section 9.03,12.02(a), 16.19, and 24.02.
10.04. Steady Extra Employee.
A steady extra employee is a temporary or part-time employee assigned to the Extra Board who is carried on the Employer’s regular payroll and who may be called by the Employer to perform work in addition to, or as vacation or temporary absence replacement for regular employees. However, steady extra employees are not intended to be used in lieu of scheduling regular employees where business justifies regular employees.

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10.05. Extra Work Premium.
A steady extra or an extra employee who works less than five (5) shifts in a workweek shall be paid three dollars ($3.00) per full shift, or one dollar and fifty cents ($1.50) per short shift in addition to the employee’s regular shift wage for each shift worked, provided that the employee works all shifts offered in that workweek.
10.06. Steady Extra Board.
The Employer shall have the right to establish a Steady Extra Board consisting of steady extra employees who, in the first instance, must have been referred to the Employer in accordance with the provisions of Article 2 of this Agreement but who, thereafter, may be called to work by the Employer as needed.
The number of steady extra employees who may be carried on the Employer’s Steady Extra Board shall not exceed one (1) or ten percent (10%) of all tipped classifications, whichever is greater, or one (1) or five percent (5%) of all non-tipped classifications, whichever is greater, except where a higher number or percentage was specified in the 1980-84 Agreement. If during the last quarter of 1983 the Employer had a greater number or percentage of steady extra employees in any classification than the number or percentage provided herein, it may continue to use such higher number or percentage. The average number of regular employees employed shall be determined on the basis of employment during the prior quarter, except that for the first quarter of the term of this Agreement said average numbers shall be based upon employment for the last quarter of 1983.
The Employer shall provide the Union with a list of extra and steady extra employees and shall update the list quarterly. For purposes of computing the percentages of steady extra employees to be utilized, an employee who has worked both as a regular employee and a steady extra employee in the same quarter shall not be counted.
10.07. Conditions Applicable to Steady Extra Board Personnel.
(a) Employees carried on the Steady Extra Board shall be covered by all the terms of this Agreement, except that the following provisions shall not be applicable to such employees: Sections 9.03, 12.02(a), 13.01(h) and Article 20, provided further that Article 6 is not applicable to post probationary employees who have worked less than forty (40) shifts in the preceding six (6) consecutive month period. Article 21 shall not be applicable to claims asserted under the above specified provisions of the Agreement. Vacation pay under Article 11 shall be prorated on the basis of time actually worked for the Employer by such employees, after one (1) year of service. In addition to the provisions of Article 6, an employee on the Steady Extra Board may be terminated without recourse to Article 21 because the employee fails, refuses, or is unavailable to work more than twenty-five percent (25%) of the shifts made available to him/her in any sixty (60) day period. Except as provided in Section 20.03, and provided they are otherwise qualified to perform satisfactorily the work to be done, Steady Extra Board employees shall be offered all steady extra work in the order of their seniority amongst themselves before extra employees are hired.

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(b) The Employer shall offer to steady extra employees in a classification, in accordance with their steady extra classification seniority, the first two out of every three permanent vacancies in that classification, after regular employees in that classification have exhausted their rights under Section 20.04(b) of this Agreement. Every third such vacancy may be filled by promotion as provided in Section 20.04(a) of this Agreement.
Steady Extra employees will have the same rights as other employees to bid for promotions using house seniority from original date of hire (20.04{a}).
Steady Extra Board employees who become regular or relief employees shall not be required to serve a new probationary period provided that the transfer is within the same classification. If a Steady Extra becomes a regular or relief employee, their classification seniority shall date from most recent date of transfer into their present classification on a full-time basis, and house seniority shall date from original date of hire.
(c) Extras who work forty (40) shifts in the same classification for one (1) employer in any twelve (12) month period, commencing after June 1, 1989, shall at that time either become a Steady Extra, in that classification, if there is a Steady Extra position available at that time, within the contractual limitations on the number of Steady Extras, or if not, be offered the next available Steady Extra position in that classification, and in the meantime may continue to work as an Extra.
An Extra who becomes a Steady Extra under this provision shall not be required to serve a second probationary period.
If an Extra refuses an available Steady Extra position, they shall lose their rights to that position, but may earn a new right by working an additional forty (40) shifts. However, they may continue to work as an Extra. These rights do not apply to banquet extras.
10.08. Seasonal Cocktail Server and Bartender Assignments.
It is hereby agreed that the Employer will staff Cocktail Servers and Bartenders at the pool, a seasonal assignment, in the manner described herein. Pool shifts will first be offered to regular employees according to the bidding procedure in Section 20.04(b) of the Collective Bargaining Agreement. Then, to the extent any such shifts remain, they should be offered to steady extra Cocktail Servers and Bartenders in the manner described in Section 10.07(b) of the Agreement. Any vacancy in a regular shift caused by Cocktail Server or Bartender leaving for a pool shift will be filled by a steady extra Cocktail Server or Bartender in accordance with the procedure described in Section 10.07(b). At the end of the pool shift for the season, employees who received any of the assignments identified above shall be returned to their original status; i.e., a regular Cocktail Server or Bartender who took a pool shift will go back to the original shift and station held before the pool shift, a steady extra who took a pool shift will go back to the same relative position on the steady extra board (and time spent on the pool shift shall be counted as steady extra seniority), and a steady extra who took a regular shift vacated by a regular who took a pool shift shall be returned to the same relative position on the steady extra board (and time spent on the regular shift shall be counted as steady extra seniority).

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ARTICLE 11: VACATIONS
11.01. Amount of Vacation.
After one (1) year of continuous service, without a break in employment, with the Employer, and on each annual anniversary date thereafter of this continuous employment with such Employer, an employee shall become entitled to a paid vacation in accordance with the following schedule:

Years of	Amount
Continuous Service	of
With the Employer	Paid Vacation
1 year	1 week
2 years	2 weeks
6 years	3 weeks
12 years	4 weeks
11.02. Breaks in Employment.
A change in ownership of the Employer shall not break an employee’s continuity of service for the purpose of vacation eligibility. Except as provided otherwise Section 20.05, time absent from work while on authorized leave of absence or while on layoff shall not break an employee’s continuity of service. Neither time absent from work while on authorized leave of absence nor while on layoff shall change an employee’s anniversary date. Time absent from work while on authorized leave of absence or while on layoff shall be counted as months and years of continuous service in computing the number of weeks of paid vacation due and for all purposes of vacation eligibility. Provided, however, that the amount of paid vacation due an employee in a particular anniversary year will be reduced on a pro rata basis to reflect any time absent from work while on authorized leave of absence or while on layoff in excess of a total of thirty (30) days during the twelve (12) months immediately preceding the employee’s anniversary date.
11.03. Time of Taking Vacation.
Vacations are due on the employee’s anniversary date of employment as set forth above and shall be granted at such time if the employee makes a written request therefore at least thirty (30) days prior to the employee’s anniversary date. If an employee does not so request his/her vacation, the Employer may assign the vacation for a period within three (3) months of the employee’s anniversary date of employment; and under such circumstances the employee shall be given at least thirty (30) days’ advance notice by the Employer of the vacation period. Employees with children who attend elementary or high school shall be granted their vacation, if eligible, during the school vacation period upon thirty (30) days’ advance written application to the Employer. As an exception to the foregoing provisions of this Section, showroom employees shall have the option of taking their vacations when the showroom is closed for remodeling or renovation. Subject to the above provisions of this Section, preference for vacation periods shall be based on the seniority of the employees entitled to vacations provided that the employer shall have the right to schedule vacations of employees requesting the same vacation period so as not to interfere with efficient operations of the hotel. The Employer may not deny an employee a

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requested vacation period under the preceding sentence if the Union can furnish a qualified replacement employee for the requested vacation period.
An employee entitled to two (2) or more weeks of vacation may split his/her vacation time into segments of one (1) week each.
An employee must take all vacation time before the end of the anniversary year following the anniversary year in which the vacation is earned.
11.04. Vacation Pay.
(a) Vacations must be taken as paid time off, and no employee shall be allowed to work for the Employer during his/her vacation. Vacation pay shall be computed on the basis of the employee’s current rate of pay, or at the rate of pay of the classification in which the employee worked the majority of his/her preceding anniversary year, whichever is greater; provided, however, that if an employee is regularly scheduled to work in two (2) or more classifications with different rates of pay, the employee’s vacation pay shall be computed on a prorated basis based on the respective periods of time that the employee worked in the different classifications in his/her preceding anniversary year. Vacation pay shall be paid by separate check immediately prior to the commencement of the employee’s vacation. If any holidays specified in Section 12.01 occur during an employee’s vacation, the employee shall receive an additional day’s pay for each such holiday. Vacation pay shall be paid only at the time of vacation. At an employee’s request, pro rata vacation pay shall be paid at the time of the layoff, provided the employee is entitled to at least five (5) days’ vacation pay.
(b) Vacation pay for employees working short shifts shall be computed as follows:
1. Employees who are regularly scheduled to work a short shift of four (4) hours per day shall be paid a vacation based upon four (4) hours’ pay per day.
2. Employees who are regularly scheduled to work a short shift of six (6) hours per day shall be paid a vacation based upon six (6) hours’ pay per day.
3. Employees who are regularly scheduled to work four (4) and six (6) hour short shifts interchangeably shall be paid a vacation based upon six (6) hours’ pay per day.
4. Employees who are regularly scheduled to work four (4) and eight (8) hour shifts interchangeably, or four (4), six (6) and eight (8) hour shifts interchangeably, shall be paid a vacation based upon eight (8) hours pay per day.
11.05. Prorated Vacations.
After completing one (1) full year of employment, if employment is terminated for any reason, vacation pay will be granted in pro-rata amount accrued to the date of termination in the ratio of hours worked to 1,700 hours.

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ARTICLE 12: HOLIDAYS
12.01. Recognized Holidays.
The following days shall be recognized as holidays Under this Agreement:

Washington’s Birthday	Third Monday in February
Memorial Day	Last Monday in May
Independence Day	July 4th
Labor Day	First Monday in September
Thanksgiving Day	Fourth Thursday in November
Christmas Day	December 25th
In lieu of New Year’s Day and Veterans’ Day, two (2) floating holidays to be selected by the employee subject to management approval and in accord with Exhibit 20. If an employee selects Martin Luther King Day as a floating holiday, management approval will not be unreasonably withheld.
12.02. Holiday Pay.
(a) Regular and relief employees shall be paid one (1) day’s pay (based on their regularly scheduled number of shift hours) at their straight-time hourly rate of pay for each holiday as set forth in Section 12.01 on which they perform no work.
(b) Except as provided otherwise in paragraph (c) of this Section, employees who work on any of the holidays set forth in Section 12.01 shall be paid double (2X) their straight-time hourly rate of pay for such work.
(c) Employees who work on any of the holidays set forth in Section 12.01 which is their sixth (6th) or seventh (7th) day of work in a workweek shall be paid two and one-half (2-1/2X) or three (3X) times their straight-time rate of pay for such work, as the case may be.
12.03. Failure to Report.
(a) If an employee was scheduled by the Employer, at least one (1) week in advance of a particular holiday, to work on that holiday and fails to report for such scheduled work, the employee shall not receive any holiday pay.
(b) If there is a pattern of absenteeism established on the work shifts before and/or after a holiday, that employee may be required to provide documentation justifying the absence. In the absence of the requested documentation, holiday pay may be refused.
12.04. Floating Holiday Eligibility.
1. Employee is not eligible to request a floating holiday until he/she has completed his/her probationary period.

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2. Holiday may not be taken prior to day of observance (New Year’s Day or Veteran’s Day), but must be taken prior to next day of observance.
3. Employee must be actively on the payroll and must have received prior management approval in writing. Such approval shall not be unreasonably withheld.
4. Regular or relief employees only.
5. Employees will be paid floating holiday pay based on the number of hours in their regular shift at the time of the day of observance.
6. Must be taken as paid time off.
7. Cannot be canceled within thirty (30) days of approved selection except in emergency.
8. If after the day of observance the floating holiday has not been used or approved to be used prior to the effective date of the employee’s termination, the floating holiday shall be paid at the time of termination if the employee has completed his/her probationary period.
ARTICLE 13: LEAVE OF ABSENCE
13.01. Reasons for Leaves of Absence.
(a) Leaves of absence without pay for a bona fide illness or industrial injury compensable under the Nevada Industrial Insurance Act shall be granted for the period of time that a treating physician certifies that the employee is unable to perform his/her regular job duties.
(b) Leaves of absence without pay for a bona fide medical disability or serious health condition not compensable under the EICON shall be granted for periods not to exceed six (6) months total during any twelve (12) month period except that an employee on a leave of absence under this subsection because of pregnancy or complications arising from pregnancy may supplement the six (6) month leave provided here with a borrowing of part of the leave to which the employee would become entitled under subsection 13.01 (d) after birth of an employee’s child.
(c) Leaves of absence without pay shall also be granted for reasonable periods for death or serious health condition in the employee’s immediate family (spouse, child, parent, grandparent, brother or sister). As soon as possible, the employee shall provide, upon request, all proof or information available as to the need for such a leave.
(d) Leaves of absence without pay for a period of up to twelve (12) months shall be granted for the birth and caring of employee’s children or for the placement of a child with employee for adoption or foster care, provided that 1) the employee shall be entitled to a minimum of twelve (12) weeks during any twelve (12) month period; 2) eligibility for the leave ends one (1) year after the date of birth or placement of the child or, if the employee has borrowed leave pursuant to Section 13.01 (b) for pregnancy related disability, leave under this subsection shall be shortened by the same amount of time borrowed; and 3) proof of the child’s birth or adoption is presented.

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(e) Leaves of absence without pay or benefits shall be granted to up to four (4) employees for the purpose of accepting employment with the Union, provided that 1) the leave may not exceed six (6) months without the mutual agreement of the Employer, the Union and the employee; 2) only one employee may take such leave from any one (1) department at any time during any six (6) month period; 3) the employee on Union employment leave shall not return or be assigned to any property owned and/or operated by his/her Employer for the purpose of engaging in Union business; and 4) while his/her seniority with the Employer will continue to accrue while on this leave, it shall not accrue for vacation entitlement purposes.
(f) Leaves of absence without pay or benefits may be granted by the Employer for other reasons and for periods mutually agreed upon between the Employer and the employee.
(g) Leaves of absence shall be granted in writing and a copy forwarded to the Union; provided, however, that no employee shall lose any rights as provided in this Section by reason of the Employer’s failure to grant a written leave of absence.
(h) Upon return of an employee from a leave of absence provided in this Section, the employee shall be returned to his/her regular job classification, shift and, station (or station rotation) on the day the employee is to return to work. Such employees on a leave of indefinite duration shall be returned to work within five days of the employee’s notification to the Employer of his/her availability to return or, if the leave is under Section 13.01(a), or (b), within five days of receipt by the Employer of the treating physician’s certification that the employee can return.
(i) The Employer shall continue to make contributions for twelve (12) weeks to the Health and Welfare Fund under Article 25 for an employee who is on leave of absence because of a serious health condition, or to care for a spouse, child or parent who has a serious health condition, or for the birth or caring of a child or the placement of a child with employee for adoption or foster care (or for two months for a bonafide medical disability not subject to the FMLA). The twelve (12) week period will begin on the date the leave of absence begins. The contributions required under this provision shall be made at the minimum level necessary under the Health and Welfare Plan to maintain existing benefits under the Plan. Leaves of absence shall not be granted for the purpose of taking outside employment, except as provided in Subsection (f). Any employee on leave of absence who engages in new outside employment or expands the scope of current outside employment or actively works at current outside employment in conflict with his/her serious health condition shall have his/her employment with the Employer terminated immediately.
13.02. Leaves Due to Industrial Illness or Injury.
An employee granted a leave of absence as a result of an industrial injury or illness shall be returned to work on the same shift and, if applicable, station (or station rotation ) in the employee’s regular job classification without loss of seniority, upon written certification by the treating physician that the employee is able to perform such work.

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13.03. Leaves of Absence For Medical Disability Not Covered By the Family and Medical Leave Act (FMLA).
An employee absent five (5) or more days due to medical disability, whether or not compensable under the terms of the Nevada Industrial Insurance Act shall, upon request, present a release from his/her treating physician stating that he/she is physically able to perform the duties of his/her former position. However, if the absence exceeded twenty (20) days, the Employer may also promptly require the employee to be examined by a doctor selected by the Employer, other than the one employed by or regularly retained by the Employer. Such examination shall be paid for by the Employer. If there is a dispute or conflict between the employee’s treating physician and the physician selected by the Employer as to the physical ability of the employee to return to work and perform the duties of his/her former position, the dispute or conflict shall be resolved by arbitration provided for under Section 21.03. Employees absent due to illness or injury shall advise their Employer as to their expected date of return to work, and of any changes therein, but shall not be required to call or advise their Employer daily. If the employee neglects to advise the Employer when he/she calls in as to his/her expected date of return, the Employer’s representative will inquire as to the employee’s expected date of return.
13.04. Relationship to Family and Medical Leave Act.
Where other sections of this Article provide rights greater than those provided for under the Family and Medical Leave Act (FMLA), those other sections govern. Where FMLA provides rights greater than those provided in other sections of this Article, FMLA governs. The rights provided in other sections of this Article shall not be added to those provided by FMLA to produce greater rights than an employee would have under either those other sections of FMLA standing alone; there shall be no duplication of rights. Where FMLA governs instead of other sections of this Article, all of the requirements for a leave under FMLA must be met by the employee. Where other sections of this Article govern, only the requirements set forth in those other sections, and not those in FMLA, must be met by the employee.
The following requirements shall apply to leaves of absences which are available only under the FMLA:
(a) Eligibility for Leave. Employees are eligible for leave under the FMLA if they have worked at least 1,250 hours during the twelve (12) months prior to the requested leaves of absence.
(b) Conditions for Leave.
(1) An employee must provide the employer with thirty (30) days advance notice for any leaves of absence that are foreseeable. If thirty (30) days notice is not given, the Employer has the right to delay the requested leave for thirty (30) days from the date notice is given. If leave is not foreseeable, employees must give as much notice as is practical, generally within one or two business days of when the need for the leave becomes known.
(2) The employee must provide the Employer with a medical certification from a health care provider (within the meaning of the FMLA) for any leaves of absence for a serious health condition of the employee, or to care for the serious health condition of the employee’s spouse, child or parent. The certification shall state the date on which the

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serious health condition commenced; the probable duration of the condition; appropriate medical facts about the condition; a statement that the employee is needed to care for the spouse, child or parent, if applicable; and a statement that the employee is unable to perform the functions of the position, if applicable.
(3) Extensions to FMLA leave may be granted but may not exceed a total of twelve (12) weeks per employee per twelve (12) month period. Extensions must be requested prior to the approved return-to-work date, and must include recertification of the reason or need to extend the leave and an adjusted return-to work date.
(4) An employee may substitute paid leave for FMLA unpaid leave by using already earned paid vacation leave. The period of FMLA leave may not exceed twelve (12) weeks.
(5) When both spouses are employed by the Employer, they may take only a combined total of twelve (12) weeks of FMLA leave during any twelve (12) month period for leaves taken for the birth or placement of a child, or to care for a parent with a serious health condition.
(6) Any employee benefit accrued or earned prior to the date of the FMLA leave will not be lost as a result of the leave.
(c) Leaves of Absence For Medical Disability Covered By The Family And Medical Leave Act (FMLA)
(1) An employee absent five (5) or more days for a leave of absence covered by the FMLA because of his or her own serious health condition (or bona fide medical disability) whether or not compensable under the terms of the Nevada Industrial Insurance Act shall, upon request, present a release from his/her treating physician stating that the employee is physically able to perform the duties of his/her former position. However, the Employer may also promptly required the employee to be examined by a health care provider (within the meaning of the Family and Medical Leave Act) selected by the Employer, other than the one employed by or regularly retained by the Employer. Such examination shall be paid for by the Employer. If there is a dispute or conflict between the employee’s treating health care provider and the health care provider selected by the Employer as to the physical ability of the employee to return to work and perform the duties of his/her former position, the dispute or conflict shall be resolved by a third medical opinion by a health care provider agreed upon by the employee’s and Employer’s health care providers.
(2) Employees absent due to illness or injury shall advise their Employer as to their expected date or return to work, and of any changes therein, but shall not be required to call or advise their Employer daily. If the employee neglects to advise the Employer when he/she calls in as to his/her expected date of return, the Employer’s representative will inquire as to the employee’s expected date of return.
(d) Return from Leave of Absence. Upon return from a leave of absence, the employee shall be returned in accordance with Section 13.01 (h) except that the employee shall be returned to work

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within a reasonable time (in accordance with the law) and that the employee has no greater right to job restoration or to any other benefits and conditions of employment than if the employee has been continuously employed throughout the leave period.
13.05. Light Duty.
(a) During the time that an employee’s bona fide illness or injury compensable under the Nevada Industrial Insurance Act precludes him/her from performing the duties of his/her classification, the Employer reserves the right to assign him/her light duty work which is either covered by or outside the scope of this Agreement. If the bargaining unit employee rejects the assignment to perform light duty work, or accepts such work and then quits, whether within or outside the bargaining unit, the employee shall be disqualified for benefits under the Nevada Industrial Insurance Act. However, if the bargaining unit employee rejects the assignment to perform light duty work (or accepts such work and then quits), the bargaining unit employee shall not otherwise be subject to discipline and shall continue to be entitled to leave for which the employee is eligible under Section 13.01(a) of this Agreement.
(b)
(1) If the light duty assignment is to work outside the scope of this Agreement, none of the terms of this Agreement shall apply to the employee including, but not limited to, Articles 6, 9 and 21. However, when the Employer states, when issuing any discipline, that it desires the discipline to be effective with respect to the bargaining unit position (when and if the employee recovers sufficiently to return to the bargaining unit job), the employee shall have the right to grieve the discipline under Articles 6 and 21 of the Agreement.

(2) Notwithstanding the provisions of Section 13.05(b)(1), the Employer agrees to make hourly contributions to the HEREIU Welfare Fund on behalf of the employee performing light duty non-bargaining unit work at the applicable hourly rate specified in Article 25 for hours worked on such light duty as long as health and welfare contributions have not been made for such hours under Section 13.01(i). The Employer also agrees to make hourly contributions to the Pension Fund under Article 26 for hours worked by the employee on such light duty work.
(c) If the light duty assignment is for work covered by this Agreement, the following shall apply:
(1) The employee shall be paid while assigned to such light duty the higher of 1) the temporary total disability rate under State law or 2) the hourly rate of the bargaining unit classification in which the light duty work is being performed.
(2) The Employer shall assign the employee to work hours consistent with the needs of the business and availability of light duty work, and without regard to any guarantee of hours or days of work in this Agreement.
(3) Time spent working light duty shall not count as shifts worked for completion of the probationary period. However, the employee’s shifts worked, before and after assignment to light duty, shall be combined to complete the probationary period. Time spent working

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light duty shall not be considered a break in service when calculating seniority or vacation entitlement.
(4) All Company, House and Departmental rules, subject to Section 23.02 of this Agreement, and all applicable provisions of the collective bargaining agreement, subject to the modifications or restrictions set forth herein, shall apply to such employee.
(5) Employees shall be prohibited from receiving double benefits or recovery, pursuant to the terms of this Agreement and an action or decision by the Nevada Industrial Insurance Commission, Nevada Department of Administration, or any other local, state or federal department, agency or court.
13.06.
Notwithstanding any other provision of this Article, the Employer shall have no obligation to reinstate an employee granted a leave of absence under the provisions of this Article if the employee was laid off in accordance with the provisions of Section 20.03(a) while on the leave of absence and whose continuous service and seniority are broken in accordance with the provisions of Section 20.05(e).
ARTICLE 14: MEALS
14.01. Meals Furnished By Employer.
For the convenience of the Employer, all employees covered by this Agreement shall be required to take the meals hereinafter provided for on the premises of the Employer. Said meals shall be palatable, wholesome and comparable in quality to those served to customers. A selection of meal items shall be made available daily, including at least two (2) meat entrees. The selection of meals shall be posted in the employees’ cafeteria. Breakfast, including eggs, will be available to all shifts. Employees shall have a choice of coffee, tea or milk at each meal, and shall be entitled to a dessert at each meal. No entree shall be included on the menu more than two (2) times in a calendar week. A fish entree shall be included at least once in a calendar week. The number of such meals shall be as set forth in Section 14.02. Except as provided otherwise in Sections 14.02(a) and (b), the Employer shall allow each employee an uninterrupted meal period of thirty (30) minutes on the Employer’s time, plus sufficient time (not to exceed five [5] minutes each way) to go to and from the eating area.
14.02. Number of Meals.
(a) For the convenience of the Employer, Bartenders working ten (10) hour shifts and all employees, working full shifts shall be entitled to two (2) meals per day, one of which shall be eaten within one (1) hour before commencement of the shift and the second no sooner than three (3) hours and no later than five (5) hours after commencement of the shift. Bartenders shall be entitled to one (1) meal to be eaten no sooner than three (3) hours and no later than (5) hours after commencement of the shift.
(b) All employees working six (6) or four (4) hour shifts shall be entitled to one (1) meal per day. Employees working six (6) hour shifts shall eat no sooner than three (3) and no later than

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five (5) hours after commencement of the shift; and employees working four (4) hour shifts shall eat before their shift begins or after their shift ends.
14.03. Pay for Meals Not Furnished.
Whenever meals are not furnished by the Employer as set forth in Sections 14.01 and 14.02, the employee shall be paid, as a penalty, one dollar and seventy-five cents ($1.75) for each meal not furnished. If an employee is required by the Employer to work through a shift without being given a meal period as required under Section 14.02, the employee shall be paid time and one-half (1-1/2X) the employee’s straight-time hourly rate for the meal period; and if the employee is not furnished at least sandwiches and coffee during the shift, the employee shall be paid, as a penalty, one dollar and seventy-five cents ($1.75).
ARTICLE 15: UNIFORMS AND FACILITIES
15.01. Uniforms Furnished by Employer.
(a) Except as provided otherwise in paragraph (b) of this Section, the Employer shall furnish or pay for all uniforms or work clothes worn by all employees on the job, and also shall launder or clean such uniforms. Smocks may not be furnished in lieu of uniforms. The Employer shall also furnish or pay for shoes, boots and hose for all Cocktail Servers required, directly or indirectly, to wear the same kind or color of shoes, boots or hose. The Employer shall make available a sufficient supply and variety of sizes of uniforms so that all employees will have clean and properly fitting uniforms at all times. A clean uniform shall be furnished to each employee as frequently as needed, but except in unusual circumstances, not more than daily for Cooks and miscellaneous Kitchen Help and not more often than every two (2) days for other employees. Employees must wear the uniforms furnished by the Employer. If the Employer does not furnish capes or sweaters to be worn as part of an employee’s uniform, the employee may wear a sweater furnished by the employee if it has been approved by the Employer as to style and appearance. The Employer shall have rain gear available for use by employees whose duties regularly require them to work outside where they are exposed to inclement weather. Cold weather uniforms or appropriate cold weather jackets shall be furnished by the Employer for Door Persons, Bellhops, Baggage Handlers, and where needed, Porter classifications. Any other outer apparel or jewelry may not be worn without approval of the Employer. Approval shall not be unreasonably withheld.
(b) The Employer shall not be required to furnish or pay for, or pay for laundering or cleaning, the following types of attire or clothes, even though the same may be required by the Employer to be worn on the job:
1. Black tuxedos and accessories for Maitred’s, Captains and Specialty Room Head Persons.
2. Black trousers, shirts, neckties or socks for all Server classifications, Bartenders, and Bus Persons, but the Employer will pay Server classifications and Bartenders (excluding those employed for banquets and as extra employees) an allowance of two

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dollars ($2.00) per week towards the purchase and maintenance of black trousers when required by the Employer.
3. Black or brown shoes for any employees, or low-heel white shoes for Server classifications. The Employer and the Union will meet to discuss appropriate shoes by department.
4. Clothing worn under jackets, vests, uniforms or other outer wear by an employee.
5. Ordinary shoes, boots or hosiery for Cocktail Servers, so long as a special type is not required.
(c) The Employer shall, as a penalty, pay an employee who is not furnished uniforms or work clothes as provided above or for who such uniforms are not laundered or cleaned, one dollar ($1.00) per shift for each shift worked without the required uniform and/or laundering or cleaning.
15.02. Care of Uniforms and Clothing.
(a) The Employer shall not require employees to make deposits for uniforms or clothing furnished by the Employer. Employees shall not wear such uniforms or clothing except while working for the Employer and, where permitted by the Employer, while going to and from work. Except for normal wear and tear, employees shall be responsible for their negligent or careless loss of or damage to uniforms and clothing furnished by the Employer.
(b) Employees claiming to have forgotten their identification badge when reporting for work may not be sent home if they have not previously reported for work without their badge within the preceding ninety (90) days. The Employer may not charge the employee more than the actual replacement cost of a lost identification badge.
15.03. Facilities for Employees.
(a) Except as provided otherwise in paragraph (b) of this Section, the Employer shall provide individual lockers with locks or secure locker bags for all employees, and shall also provide and maintain in a clean and sanitary condition private dressing areas. Except for normal wear and tear, employees shall be responsible for loss of or damage to lockers, locker bags, locks and keys furnished by the Employer, provided that such loss or damage is the fault of the employee. No representative of the employer shall open an employee’s locker or locker bag unless the employee or a Union representative is offered an opportunity to be present. When existing lockers are replaced or new lockers are installed in new or expanded locker room facilities, such new or replaced lockers shall be of reasonable size to accommodate the storage of employees’ clothing and belongings. Locker bags shall be of reasonable size to accommodate the storage of employees’ clothing and belongings.
(b) For all banquet employees for whom the Employer does not provide lockers or locker bags, the Employer shall make available a room where they may leave their personal clothing and other articles while working. Such room shall be locked, and the key kept by a designated

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Employer representative who shall be available to let employees in and out of the room as required.
Banquet employees who lose clothing as a result of the Employer failing to observe this Section, shall be reimbursed for the fair value of the clothing lost.
15.04. Theft.
Where employees, other than banquet employees, lose clothing through failure of the Employer to provide individual lockers with locks or secure locker bags, the Employer shall reimburse the employee for the fair value of the lost clothing.
ARTICLE 16: MISCELLANEOUS
16.01. Clean-Up Work.
Cooks, Food Servers, Bartenders and Apprentice Bartenders shall not be required to sweep or mop floors or do general Porter work; provided, however, that any bargaining unit employee may be required to clean up any accidental spillage or breakage in the room area or bar to which they are assigned, and Apprentice Bartenders may be required to remove bar refuse from behind the bar to an adjacent area for removal by Porters.
16.02. Carrying Tables and Chairs.
Employees in dining room classifications shall not be required to carry tables and chairs from remote storage areas to dining-rooms/showroom or from dining rooms/showroom to remote storage areas, which work shall be the regular duty of Porters. Notwithstanding the above provisions, employees in Bus Person classifications may be required to carry tables and chairs from adjacent areas including storage areas, to and from the dining room/showroom or move tables and chairs within the room.
16.03. Duties of Guest Room Attendants, Porters and House Persons.
(a) Guest Room Attendants shall not be required to perform duties of Porters or House Persons. Guest Room Attendants shall clean and service only guest rooms and perform any incidental cleaning necessary to maintain cleanliness in guest room areas. House Persons are employees who perform cleaning (excluding Guest Room Attendant’s work) in the hotels, including halls, lobbies and rooms. Porters are employees who perform cleaning (excluding Guest Room Attendant’s work) in the hotel and/or casino, in public and non-public areas including halls, lobbies and rooms. Guest Room Attendants shall not be required to move furniture, including rollaway beds, into or out of rooms. Guest Room Attendants shall not be required to turn mattresses nor to use heavy duty commercial power vacuums to clean rooms. Porters, House Persons and Kitchen Workers may clean spots on walls, but cannot clean the entire surface. Porters, House Persons, Kitchen Workers and Guest Room Attendants are not to clean ceilings or perform any work which they cannot perform while standing on the floor, provided, however, Guest Room Attendants may be required to use a one-step stool provided by the Employer for the purpose of cleaning bathroom mirrors, Rest Room Attendants assigned to more than one (1) rest room shall be paid at the Porter rate.

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(b) When a Porter or House Person performs duties other than those set forth as the duties of Porters and House Persons in Sections 16.02, 16.03(a) and 16.05, or those duties which Porters, House Persons and Guest Room Attendants may not perform under paragraph (a) of this Section, he/she shall be paid at the rate for the classification of Utility Porter/House Person. Employees using mechanical scrubbers who strip and buff floors or terrazzo surfaces shall be paid as Shampoo Porters.
(c) Turndown Services
1. The parties hereby establish a Turndown Attendant classification.
2. Responsibilities and duties: responsible for “turndown service” in Employer’s guest rooms, including but not limited to:
A. Removing bedspreads and folding back bed linens.
B. Placing amenities on night stand, e.g., one beverage/cordials per person; one mint per person; one glass per person.
C. Change towels, if required.
D. Remove trash, if required.
E. Clean ashtrays, if required.
F. Other than the above types of duties, Turndown Attendants shall not perform Guest Room Attendant duties.
3. Shift: 4 hours (as needed)
4. Wages: GRA hourly rate plus $1.00 per hour premium.
5. Effective Date:                     , or as required by Employer’s Housekeeping Management.
(d) The presently existing workload per shift for Guest Room Attendants shall not be increased during the term of this agreement. The workload is defined as the number of rooms or “credits”, credits for special items such as extra-dirty rooms and VIP rooms, and the assignment of pickup rooms. A change in total square footage of the rooms assigned to a station shall also be considered to be an increased workload within the meaning of this subsection if the increase is five percent or more of the total square footage presently existing. The maximum number of rooms or “credits”, as established in this subsection, shall be reduced as follows:
     (1) One room or credit reduction for each checkout room over 11 on any shift that a Guest Room Attendant’s assignment contains 12 or more room checkouts.

Reduction in
Checkouts	Rooms or “Credits”
12 13 14	1 2 3

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If during the course of the shift a scheduled checkout room becomes a stayover instead, the foregoing reduction will not be made with respect to that room. If more than one credit is given for a suite, that same number shall be used in calculating the number of checkouts (for example, a suite worth three credits would be counted as three checkouts) when the suite is a checkout. This subsection applies only to Guest Room Attendants assigned to day shifts.
     (2) One room or credit reduction whenever a Guest Room Attendant is required to make up three rollaways, cribs, cots (or any combination of these) on a shift.
     (3) One room or credit reduction if a Guest Room Attendant accepts an assignment including rooms on more than two floors during a shift.
(e) By no later than June 30, the Employer and Union will meet to memorialize in a side letter the present schedule of credits for suites, if there has been no decrease in the amount of credit given for any suites since December 1, 2001. If there has been a decrease since December 1, 2001, then the Union and the Employer shall form a committee to examine the questions of how to define what is a “suite” and to determine the amount of credit towards a shift workload a Guest Room Attendant shall receive for a suite. The committee shall decide these questions within 90 days following the effective date of this Agreement and its decision on all or part of these questions shall be final and binding on the Union and the Employer. If the committee fails to agree on any part of the questions submitted to it, then either the Union or the Employer shall have the right to refer the unresolved issues to arbitration under Section 20 of this Agreement, and the arbitrator shall have the power to decide those issues.
(f) Only a special team of Housepersons who have been trained fully in the cleanup and disposal of human wastes that may present biomedical hazards shall clean any vomit, feces or (in quantities greater than drops) blood from any room.
(g) Guest Room Attendants shall have the option of wearing a uniform with or without long pants.
(h) In each room serviced, a Guest Room Attendant shall be allowed to leave a tip envelope with their name on it, for the purpose of gratuity left by the guest for them. A Guest Room Attendant may retrieve the envelope upon cleaning the room, and if not able because of schedule, the envelope shall be given to the status board for safe keeping and claimed the next working day by the Guest Room Attendant.
16.04. Apprentice Bartenders.
Apprentice Bartenders are not to serve drinks or ring sales on any register. Only a Bartender may relieve a Bartender for a meal period; provided, however, that where one (1) Bartender is ‘ employed on a bar for a full shift of eight (8) hours, an Apprentice Bartender may relieve the Bartender for his/her break periods. An Apprentice Bartender may not relieve more than one (1) Bartender during any one (1) shift under the foregoing sentence. Notwithstanding the above

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provisions, an Apprentice Bartender may relieve two (2) Bartenders during any one (1) shift for breaks and meal periods at those bars where there is only one (1) Bartender working the bar for a full shift.
16.05. Mopping of Floors.
Except as provided in Section 16.01, mopping of floors shall be the duty of Porters, House Persons, Kitchen Workers and Rest Room Attendants.
16.06. Furnishing of Linen and Equipment.
Sufficient linen must be supplied to the Guest Room Attendants on their floors. Proper equipment shall be furnished.
16.07. Room Service.
(a) Room Service Servers and Bus Persons shall be responsible for delivery and removal of service to and from hotel rooms, provided, however, that Guest Room Attendants, while cleaning rooms, may be required to remove such service from the rooms to the hall immediately outside the rooms. A service charge of ten percent (10%) of the check shall be paid to Room Service Servers for setting up for cocktail parties/hospitalities in private rooms. For purposes of this Section, a cocktail party/hospitality is a gathering of ten (10) or more persons in a private room or suite in which alcoholic beverages, mixes, glasses, ice or food are delivered by the Room Service Server. A service charge of one dollar thirty-five cents ($1.35) for each delivery made by a Room Service Server or Bus Person shall be paid for delivering complimented items such as liquor or fruit and other similar items, but excluding meals and beverages served with meals, sent to the guest room by the Employer. It is agreed that Bartenders may work four (4) hour shifts for cocktail parties/hospitalities in suites and be paid at the Banquet Bartender rate.
(b) The current practice with respect to the amount and distribution of room service gratuities shall be continued at the Employer for the term of this collective bargaining agreement. The Employer may utilize room service bus persons to deliver complimented items in accordance with Section 16.07(a). Where the complimented item(s) to be delivered requires more than normal set up by the Server, for example, leave the room service area to prepare the complimented item(s) or prepare the complimented item(s) in the room service area, the Server will be guaranteed a gratuity of five dollars ($5.00) per delivery. Where the Food Server is required to deliver the complimented item(s) and service the guest for the event in the room, the Food Server shall be guaranteed a gratuity of fifteen percent (15%) of the menu price of the food and beverage served with a cap of one hundred fifty dollars ($150) per Server who actually performed the work.
16.08. Aprons, Boots and Hard Hats.
The Employer shall furnish rubber aprons and boots for any employee required to use steam or water hose, and shall furnish hard hats to butchers.
16.09. Bartenders and Apprentice Bartenders.
Bartenders and Apprentice Bartenders shall not be required to do general Porter work. Bartenders and Apprentice Bartenders may not take cash for food checks or serve food.

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16.10. Union Buttons.
Union buttons may be worn on the job at all times.
16.11. Rotation of Stations.
Except for restaurant areas reserved for hotel and casino executives, stations for qualified Food Servers shall be rotated equitably on a daily basis, provided that the Employer shall not rotate Food Servers from a counter area to a table area, or vice versa, or from room to room. Stations for Cocktail Servers, other than those in the casino, shall be rotated daily within a room on an equitable basis. Stations for Cocktail Servers which include any area of the casino as part thereof shall not be rotated, nor shall Cocktail Servers’ stations at the swimming pool be rotated. The rotation schedule shall be posted with, or as part of, the work schedule required to be posted under Section 9.06.
Only those classifications enumerated in the preceding paragraph and Bartenders have food and beverage stations. The Employer shall determine the composition of stations and may change the composition of stations from time to time based upon business requirements and productivity.
16.12. Change Persons.
Change Persons shall not carry more than twenty (20) pounds in change belts or perform cleanup duties. Carousel Attendants and Change Persons assigned to the floor may not be interchanged except in cases of absenteeism or for relief on meals and breaks or when it is necessary to do so to maintain customer service.
Appropriate seats, stools or chairs must be provided in all casino Cashier booths to the extent feasible. The Employer must meet with the Union to discuss the feasibility of seats, stools or chairs in other Cashier, Checker or Cashier/Checker stations.
Cashier booths may not be located in carousels unless a Carousel Attendant is also assigned to that location at all times the booth is in operation.
16.13. Break Periods.
Employees working ten (10) or eight (8) hour shifts shall receive two (2) ten (10) minute break periods on the Employer’s time, one (1) prior to their meal period and one (1) following the meal period. Employees working six (6) or four (4) hour shifts shall receive one (1) ten (10) minute break period on the Employer’s time. Rest areas shall be maintained in a clean condition. The Employer shall provide, in convenient areas for each department, a record sheet for employees to sign when they leave for and return from their break period. It shall be the employees’ responsibility to sign such sheets, which shall be kept by the Employer for thirty (30) days.
16.14. Bell Captains and Bellhops.
Except in emergencies, Bell Captains are not to perform the duties of Bellhops. Bellhops shall ‘ not regularly relieve Bell Captains except during meal and break periods and on a graveyard shift. Bellhops shall not be required to leave the premises except for the purpose of servicing hotel guests who must be temporarily accommodated at adjacent facilities. In the absence of a

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Bell Captain from the bell desk, it shall be manned by Bellhops on a rotating basis with the last “front” being assigned to the bell desk.
16.15. Valets.
On days when valet service is available to guests, except on Saturday, one (1) Valet must be on duty for one (1) eight (8) hour shift designated by the Employer, which may be a split shift with one (1) split in an eleven (11) hour period. If a Valet works a split shift, he/she shall be paid the split shift premium under Section 9.05. If there is not enough valet work to keep a valet busy during a shift, he may be assigned, if needed, to perform Bellhop duties provided that he does not displace another employee. On Saturdays, one (1) Bellhop may be designated by the Employer as Valet and paid at the Valet rate. Bellhops may be required by the Employer to perform pickup and delivery service from and to guests’ rooms during rush periods and when no Valet is on duty, provided that in such cases the last Bellhop who handled a “front” shall be the Bellhop required to perform the necessary valet service. If a Bell Captain performs the duties of a Bellhop because the Bellhop is performing the valet service, the Bell Captain shall be required to turn over any tips he/she may have received for such service to the Bellhops or Bellhop who otherwise would have performed such Bellhop service.
16.16. Floor Coverings.
Floor slats, resilient compound mats or a comparable alternate type of floor covering, shall be provided at stations where employees in the Cooks and Miscellaneous Kitchen Help classifications stand to perform their work, and at permanent bar stations.
16.17. Showroom Stations.
Showroom Food Servers shall not be assigned stations of less than eighteen (18) seats per server. Where Food Servers are working as a showroom team, the failure of one (1) member of the team to report for work shall not result in the other’s station being changed. Showroom Food Servers shall not be assigned stations of more than thirty (30) seats per server for a dinner show and sixty (60) seats per server for a cocktail show, except in unusual circumstances where, due to absenteeism or an unanticipated influx of guests it is necessary to do so to maintain customer service. The Employer reserves the right to increase the number of seats per station assigned to a server to forty (40) in a combination dinner/cocktail show. A showroom is a specially designed theater-type facility where food or beverage is served to guests from an established menu, and/or where there is an established minimum charge, and where patrons are afforded an opportunity to make advance reservations through a Showroom Reservation Clerk, and where a headline entertainer or variety or production show is presented.
16.18. Presentation of Checks.
(a) When checks are presented to guests or customers, they shall be presented by either a Bartender, a Sommelier, a Food Server or a Cocktail Server; provided, however, that the above provision of this Section shall not apply in cases of banquets, buffets, cafeterias and snack bars or where a master check for a group function is presented. Notwithstanding the above, a Bartender may only present a check to guests or customers for bar items.

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(b) Food Servers at all restaurants shall be guaranteed a gratuity of seventeen percent (17%) on checks of 8 or more guests.
16.19. Notice by Employee.
If an employee is unable to report for work, the employee shall notify or cause notice to be given to the department head, assistant department head, shift supervisor or other designated Employer representative who will be available for such purpose, at least four (4) hours prior to commencement of the employee’s shift except where it is unreasonable under the circumstances for the employee to give such notice. The Employer will log and maintain a record of such calls. An employee who has been absent for a period of not more than five (5) days, due to illness or injury, shall be allowed to return to work on his/her next regularly scheduled shift after the day the employee has notified the Employer of his/her availability for work, provided that such notice has been received by the Employer no later than two (2) hours prior to the time the employee’s last regularly scheduled shift would have ended. An employee who is unable to report for work for more than five (5) days shall comply with all of the medical and notice requirements set forth in Section 13.03.
16.20. Knife Sharpening.
The Employer shall sharpen or pay a service to sharpen knives for Cooks, Butchers, Bakers and Pantry Workers at least once a month.
16.21. Parking.
The Employer shall provide for employees, without charge, a paved parking area on the Employer’s premises or on property in a reasonable proximity to the Employer’s premises. Access to the parking area must be by way of a paved area. During hours of darkness, the employees’ parking area shall be well lighted, and shall either (1) be patrolled at least once each half-hour by a security officer, or (2) shall have a security officer assigned full-time to that area at a central observation point or at a single entrance-exit point.
16.22. Doorpersons.
If a stationary Doorperson is employed on a shift, he/she shall be primarily responsible for loading and removing guests’ luggage in and from private automobiles, taxis and limousines, and for summoning taxis for guests.
16.23. Baggage Handlers.
If employed, only Baggage Handlers shall transport luggage from outside areas such as dock areas of the hotel to the bell desk and tag luggage to make it ready for Bellhops, provided that Bellhops shall not be prohibited from doing such work as part of their regular duties.
16.24. Room Service Captains.
Room Service Captains may deliver orders or serve parties only in turns with the Room Service Servers working the same shift, and a turn sheet shall be kept.

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16.25. Work Record.
(a) If the Employer is currently utilizing time clocks for employees covered by this Agreement, it shall continue to do so; and if the Employer has three hundred (300) or more guest rooms and is not currently utilizing time clocks, it shall, within sixty (60) days after the effective date of this Agreement, commence to do so and shall require all employees to punch in prior to the commencement of any work and to punch out after work. Time card records will be made available to the Union on any grievance concerning a violation of this Section.
(b) The Employer may utilize or adopt a mechanical or electronic time recording system other than a time clock. In such case, employees provided with an identification card or other instrument for operating the time recording device shall be responsible for same, provided that the Employer may not charge an employee more than the actual replacement cost of a lost identification card or other instrument. Employees claiming to have forgotten their identification card or other time recording instrument when reporting for work may not be sent home if they have not previously reported without such card or instrument within the preceding ninety (90) days.
16.26. Prohibited Work.
Room service employees shall not perform the duties of Bartenders and Apprentice Bartenders, provided that Room Service employees shall be permitted, at the request of guests, to set up, open and dispense alcoholic and other beverages for guests in their rooms when the group does not constitute a cocktail party as defined in Section 16.07(a).
16.27. Group Deliveries.
Except where the Employer now pays a higher rate which shall not be reduced, when Bellhops deliver magazines, newspapers, or similar items, they shall receive ten cents (10¢) for each delivery left outside a guest room and fifty cents (50¢) for each delivery left inside the room. This shall not apply to hotel-related individual deliveries. Where more than twenty-five (25) deliveries are made to the same group, Bell Captains shall share in the total gratuity on the same percentage basis specified for Captains in 17.05(b).
16.28. Bell Captains’ Services.
Services historically performed, on the premises of a particular establishment, by Bell Captains, including, but not limited to, baggage transfers, car rentals, travel reservations, and tours, may continue to be performed by Bell Captains at that establishment, and all fees and commissions from the performance by Bell Captains of such services shall be retained by them; provided, that this arrangement shall cease when and to the extent the Employer undertakes to perform such services either directly or by a franchise or concession. It is expressly understood and agreed that the foregoing provisions of this Section are excepted from and are not subject to the provisions of Section 29.01.
16.29. Required Service.
Bus Persons cannot be employed to work unless Food Servers are also employed. Bus Persons cannot perform the traditional duties of Food Servers. Notwithstanding the foregoing sentences of this Section, Bus Persons may be employed for a cafeteria or full self-service type operation

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without the employment of a Food Server, and shall be paid the Cafeteria Bus Person rate set forth in Exhibit 1; provided that no guaranteed gratuities shall be payable by the Employer to Bus Persons employed for such an operation.
16.30. Usher.
An usher is an employee who seats guests in a specially designed facility with theater-style seating in which plays, concerts and/or other types of musical entertainment are presented, and in which no food or beverage service is provided.
16.31. Bell Classifications.
Any bell classification, in the absence of a Bellhop, may remove items from the checkroom to be released to guests or taken to the bell desk.
16.32. Automatic Glass Washing Machines.
As to those establishments which now utilize automatic glass washing machines, they shall be operated under the following conditions:
1. Cocktail Servers will not be required to remove, rack or shelve cocktail glasses which emerge from the machine;
2. Cocktail Servers will continue to be required to empty or otherwise remove straws, stir rods, napkins, ice and other material from dirty glasses, and to place the dirty glasses on the conveyor leading into the machine. If there is no space on the conveyor for the glasses, the Cocktail Servers may place the glasses in some other proximate location, to be designated by the Hotel.
3. Cocktail Servers will not be required to clean or maintain the sink which is adjacent to the glass washing machine, nor will they be required to clean, load with soap or otherwise service or maintain the dishwashing machine;
4. The Agreement does not prohibit any Cocktail Server from voluntarily racking clean glasses if he/she so desires, or from voluntarily removing clean glasses from the washing machine for use, as needed.
5. None of the other duties or functions of Cocktail Servers not specifically discussed here are affected in any way by this Agreement.
No Employer which does not now utilize automatic glass washing machines shall utilize them during the term of the contract.
ARTICLE 17: BANQUETS
17.01. Definition.
A banquet shall be deemed to be any function which has been regarded and paid at the banquet rate according to the custom and usage of the trade, including cocktail parties. Steady extra banquet employees are banquet employees carried by the Employer on its regular payroll and

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used by the Employer as needed. Steady extra banquet employees shall be covered by the provisions of this Article 17 and, in addition, by Articles 6, 11, 20, 21, 25 and 26; provided however, that (1) vacation pay under Article 11 shall be prorated on the basis of the time actually worked for the Employer by such employees, and (2) seniority under Article 20 shall be for purposes of layoff and recalls only, and shall be applicable only as among the Employer’s steady extra banquet employees.
17.02. Service Charge.
(a) On all banquets it is obligatory on the Employer, that a seventeen percent (17%) service charge of the total charges for food and beverage shall be paid to the Food Servers, Cocktail Servers, Bus Persons, Captains, Host Persons and Banquet or Catering Managers who have a current Captain’s book and work the function, in addition to the designated wages. This distribution of such gratuities shall be in accordance with paragraph 1 of 17.05(b), attached to and made a part of this Agreement. The Employer shall post in a conspicuous place available to banquet employees, prior to or during the banquet function, the menu, the number of guests, the name of the group, and the price charged for the food and beverage. If a server is designated by the Employer to act as Captain or Host Person for a banquet, he/she shall be paid the Captain or Host Person rate and shall share in the distribution of gratuities as a Captain or Host Person.
(b) House sponsored promotional events for which no charges are made to the customer shall be exempted from provisions of 17.02(a). Servers working such an event shall receive a guaranteed gratuity of 17% of the menu price not to exceed $175.00 per server.
(c) Exception. House sponsored events for employees or employees and their guests shall be exempted from the provisions of 17.02(a). Servers working such an event shall receive a guaranteed gratuity of the rate of 17% of the Employer’s cost not to exceed $175.00 per server.
17.03. Regular Employees Working Banquets.
(a) Except for brunches regularly scheduled on a daily basis, such as those now offered to the public at certain hotels, regular, relief or extra employees shall not work on banquets unless the Union is unable to furnish banquet employees, nor shall banquet employees be employed as regular, relief or extra employees. Notwithstanding the preceding sentence of this Section, the Employer may use regular employees in the classifications of Dishup and Bus Persons for work at brunches offered to the public, on weekends only, provided that (1) Dishup employees are paid as extra employees for such work, and (2) Bus Persons are paid for such work at the applicable rate for at least six (6) hours. Food servers working at such weekend brunches shall be Banquet Food Servers and paid as such.
(b) The Employer may use Steady Extra Cocktail Servers and Steady Extra Bartenders for banquets at which only cocktails are served. The Employer may use regular or relief employees if there are not enough steady extra employees available to staff the particular banquet. The Employer may use Steady Extra Other Room Food Servers, Steady Extra Showroom Servers, and Steady Extra Bartenders for banquets at which food is served, including food with cocktails and food without cocktails. The Employer may use regular or relief employees if there are not enough steady extra employees available to staff the particular banquet.

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No instances in which a steady extra employee fails, refuses, or is unavailable for such banquet work will be considered for purposes of Section 10.07(a) of this Agreement (termination of steady extra employees for failure, refusal, or unavailability for work made available).
(c) Where brunches and buffets normally scheduled in one room are moved to another room for part of the week, regular, relief or steady extra employees who normally work the brunch or buffet may work the function when it is moved to an alternative site.
17.04. Reporting Pay.
(a) When the Employer or its representative orders a banquet worker to report for work and said employee is not allowed to work, the Employer shall pay the employee the minimum compensation provided in Section 17.07; provided, however, that the above provision of this Section does not apply to any employee reporting in a condition which obviously prevents the proper performance of the normal duties by the employee, to employees who report to work without a valid health card or other documents that may be required by Local, State or Federal law, to employees who previously have been designated in writing by the Employer to be unsatisfactory because of the commission of the kind of offense listed in Section 6.01(a) or, for a six (6) month period, to employees who previously have been validly so designated for any other reason.
(b) The Union shall not under Article 2 refer to the Employer, persons whom the Employer previously has designated in writing to be unsatisfactory because of inability to do the work properly.
17.05. Distribution of Gratuities.
(a) All gratuities, whether for banquets or otherwise, belong to the employees in accordance with the provisions of 17.05(b), and no part of the gratuities belong to the Employer or any representative of the Employer (other than Banquet or Catering Managers as provided in Section 17.02) and are not a part of the basic wage established by this Agreement. The distribution of gratuities among banquet workers shall be in accordance with 17.05(b). The Employer shall exert its best efforts to make available to the Union by 3:00 p.m. of the day following the banquet function all wages and gratuities for banquet workers, a breakdown of the distribution of gratuities for all food and beverage, the name and date of the banquet function and room where held, the total price for all food and beverage, the number of guests in attendance, and the names and social security numbers of the banquet workers; provided, however, that where an extra banquet worker works banquet functions at this hotel on successive days, his/her wages and gratuities for said functions may be forwarded or made available on the day following the last successive banquet function which the extra banquet worker works.
(b)	1. Fourteen percent (14%) of the total gratuity of a banquet function, other than a cocktail party as defined in Section 17.06 and events discussed in Sections 17.02(b), 17.02(c) and 18.02(d), shall be divided evenly among Captains, Host Persons, and Banquet or Catering Managers (who meet the requirements of Section 17.02), who work the function. The Employer may determine the distribution of the even share allocated to

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the Banquet or Catering Managers. Eighty-six percent (86%) of the total gratuity shall be divided evenly among Food Servers and Cocktail Servers.
2. On cocktail parties, as defined in Section 17.06, fourteen percent (14%) of the total gratuity shall be divided evenly among Captains and Host Persons who work the cocktail party. Eighty-six percent (86%) of the total gratuity shall be divided evenly only among Food Servers or Cocktail Servers, as the case may be, and Bartenders who work the cocktail party.
17.06. Cocktail Parties.
At cocktail parties only, including those preceding a banquet and including those where only hors d’oeuvres are served, and where Food Servers or Cocktail Servers are employed solely for the cocktail party, gratuities shall be distributed, in accordance with paragraph 2 of 17.05(b), attached to and made a part of this Agreement, only among Bartenders, Food Servers, Cocktail Servers, and Captains and Host Persons who work the cocktail party except that Bartenders shall not participate in gratuities where Food Servers or Cocktail Servers serve customers from a regularly established service bar.
17.07. Banquet Minimums and Limitations.
(a) Breakfasts: Two (2) hours minimum. A Food Server shall not be required to serve more than thirty (30) customers and for each additional person shall receive fifty cents (50¢) in addition to his/her regular wages.
(b) Luncheons: Three (3) hours minimum. A Food Server shall not be required to serve more than thirty (30) customers and for each additional person shall receive fifty cents (50¢) in addition to his/her regular wages.
(c) Dinners: Four (4) hours minimum. A Food Server shall not be required to serve more than thirty (30) customers and for each additional person shall receive sixty cents (600) in addition to his/her regular wages.
(d) Buffets:
1. Breakfasts: Two (2) hours minimum.
2. Luncheons: Three (3) hours minimum.
3. Dinners: Four (4) hours minimum.
A buffet is a regular meal (breakfast, luncheon or dinner) where guests are served or serve themselves from a display of foods; provided, however, that for purposes of this Article, a buffet shall not be deemed to include buffets, cocktail buffets or other meals offered regularly to the public and served by regular employees.

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4. There shall be no limit on the number of customers a Food Server may be required to serve at a buffet.
5. On banquet buffets, Food Servers shall be responsible for all food and beverage fountain setups, replenishment of same and breakdown.
(e) Work performed in excess of the minimum shifts set forth above shall be paid at the hourly rates set forth in Exhibit 1.
17.08. Meals for Banquet Employees.
Banquet employees shall receive one (1) meal for each function worked, to be eaten within forty (40) minutes prior to the start of the employee’s work.
17.09. Full Function.
No banquet employee eligible for gratuities shall share in gratuities unless the employee works the full function; provided, however, that at banquets where cleanup must be delayed until the conclusion of speeches or a program, only that number of employees sufficient to do the cleanup work need be retained, and those employees not retained shall nevertheless share in the gratuities.
17.10. Teams.
Except for French service where teams are required, Banquet Food Servers are responsible only for their individual stations and may not be required to work in teams.
17.11. Setup and Breakdown.
Banquet Food Servers and Bus Persons if employed are responsible for all setup and breakdown work in the banquet room.
17.12. Bartenders.
(a) Bartenders employed for banquets shall receive the Banquet Bartender rate provided they shall be employed or paid for not less than four (4) hours for each banquet function.
(b) In accordance with the present practice of the Employer, Banquet Bartenders are responsible for all setup and breakdown work in the banquet room. Barbacks, Bar Porters, or Convention Porters will be responsible for transporting portable bars to and from work areas.
17.13. Banquet Training and Work.
It is the objective of the Employer and the Union to increase the economic opportunities for all bargaining unit employees. In recognition of the foregoing, the Southern Nevada Joint Management Culinary and Bartenders Training Fund shall establish a training course to help the bargaining unit employees acquire the banquet service skills needed to be eligible for employment.
In order to give trained bargaining unit employees from other departments the opportunity to pick up extra banquet work, the Employer will staff banquets with in-house “C” list employees whenever possible, if there are not enough roll-call servers available. Post roll-call banquet work will be strictly voluntary.

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ARTICLE 18: SPECIAL EVENTS
18.01. Definition.
For purposes of this Article, special events shall be deemed to be:
(a) Any event for a person, persons, group or groups arranged by a travel agent, booking agent, hotel sales representative, convention agent, promotional representative, operator or any other individual or agency where tickets, coupons or package prices for food and/or beverages to be served to patrons of such events are involved and where regular employees of an establishment covered by this Agreement provide such service.
(b) Any event for which no charges are made to the customer for that event.
18.02. Gratuities Payable for Special Events — Food and Beverage Service.
(a) Except for those events described in 18.01(b), for each meal and/or beverage served to a person included in a special event, Food and Cocktail Servers shall be guaranteed a service charge of not less than seventeen percent (17%) of the then current menu price of the same meal and/or beverage applicable to the general public in the room such meal and/or beverage is served.
(b) If a customer included in a special event is served a meal in a room with an established menu, but the meal being served does not appear on the then current menu, the gratuity for Food Servers serving such meal shall be computed on the basis of seventeen percent (17%) of the price charged for such meal or seventeen percent (17%) of the hotel’s then current menu price for the lowest priced hot entree available to the public in said room, whichever is greater, except as provided in Sections 18.01(b) and 18.08.
(c) If a special event customer is served a meal in a room that has no established menu, the gratuity for Food Servers serving such meal shall be computed on the basis of seventeen percent (17%) of the price charged for such meal or seventeen percent (17%) of the then current coffee shop menu price, including a la carte service for a comparable meal, whichever is the greater, except as provided in Sections 18.01(b) and 18.08.
(d) For those events described in 18.01(b), servers working said event shall receive a guaranteed gratuity of seventeen percent (17%) of the then current menu price not to exceed one hundred fifty dollars ($150.00) per Server.
(e) In applying Article 18, it is understood that for regularly scheduled performances presented in the showroom, an employee in the Culinary Workers’ unit shall be guaranteed the right to present a check for the full amount of any admission charge to the showroom and any food and beverage served or, in the event an employee in the Culinary Workers’ unit is not given an opportunity to present such a check, the Employer shall pay the applicable service charge applied to the Employer’s actual total charge for admission to the showroom, and any food or beverage served. These provisions shall continue in full force and effect until and unless the Employer

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introduces a “Ticketron-type” computer ticket sales system and shall be reinstituted should the Employer establish such a system but then remove it.
The Employer may establish such a ticket sales system on or after December 1, 1989. In the event the Employer does so, Food Servers in the showroom shall, for a period of twenty-four (24) months following the introduction of such system, be guaranteed by the Employer a gratuity equal to ten percent (10%) of all the normal ticket prices for all seats sold in that Server’s station. All seats sold in the showroom shall be included in Servers’ stations. The parties shall agree in each hotel on a specified split of such guaranteed gratuities for Bussers in the Showroom.
In the event the Employer establishes such a system on or after June 1, 1991, the guaranteed ten percent (10%) gratuity described above shall apply for twelve (12) months following the introduction of such system.
The Server shall be guaranteed the right after such a system is introduced to present a check for the full amount of any food and beverage served or, in the event the Server is not given an opportunity to present such a check, the Employer shall pay a service charge of seventeen percent (17%) applied to the full normal price of any food and beverage served.
At the Tropicana, and in any new showroom opened which does not result in a full or partial diminution of work opportunities in an existing showroom, the Employer may institute a (Ticketron-type) system without the guarantee described above for existing facilities, but with the same provisions for presentation of checks and/or guaranteed gratuities on food and beverage.
The Employer agrees to negotiate with the Union regarding the effects on any employee whose position is displaced in connection with the introduction of a “Ticketron-type” system.
18.03. Private Cocktail Receptions.
(a) Cocktail Servers serving guests included in a special event at the second show in the main showroom shall be guaranteed a minimum gratuity per person served or seventeen percent (17%) of the then current minimum charge to the general public for the second show, except as provided in Sections 18.02(a), 18.02(b) and 18.08.
(b) Food and Cocktail Servers and Bartenders serving guests included in a special event at a cocktail party, and Captains and Host Persons who work the function, shall be paid a gratuity computed on the basis of seventeen percent (17%) of the hotel’s then-current bar or bottle charges applicable to similar functions attended by guests who are not part of a special event, except as provided in Sections 18.01(b) and 18.08, and except that Bartenders shall not participate in gratuities where Food or Cocktail Servers serve customers from a regularly established service bar. The distribution of such gratuities shall be in accordance with paragraph 2 of l7.05(b).
(c) In any room where there is live entertainment which is included in a special event function, the Cocktail Servers shall be guaranteed, for each drink served to a special event guest, a service charge of seventeen percent (17%) of the then-current beverage price applicable to

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members of the general public served in such room except as provided in Sections 18.01(b) and 18.08.
(d) Where a special event beverage ticket or coupon, for which a charge has been made by the Employer, is presented to a Bartender or Cocktail Server who serves the beverage to the guest, the Bartender or Cocktail Server shall receive from the Employer a gratuity of seventeen percent (17%) of the established beverage price, except as provided in Section 18.08, all such tickets or coupons issued or authorized by the Employer shall contain thereon the words “Gratuity Included”.
18.04. Bellhop Service.
Where Bellhops are not given the opportunity to room special event or complimented guests, they shall receive not less than two dollars and twenty-five cents ($2.25) per person checking in and out, provided that the guest requests Bellhop service. For package guests, the Bellhops shall receive for each person using the package, two dollars and twenty-five cents ($2.25) for each guest checking in or out. This shall be evidenced by a coupon contained in the package. Notwithstanding the above provisions Bellhops shall be guaranteed a gratuity of two dollars and twenty-five cents ($2.25) per person checking in and/or out only where baggage is delivered and removed as part of a group arrival or departure and the guest requests Bellhop service. The two dollars and twenty-five cents ($2.25) amount will not apply to special events and/or packages that were agreed upon and/or proposed prior to the execution of this Agreement, provided that the Employer furnishes the Union with a list of such special events and/or packages. Set arrivals and/or departures shall be evidenced by a manifest. These guaranteed gratuities shall only be paid to Bellhops who actually perform the services. These guaranteed gratuities do not apply to diverted air carriers. All new contracts and offers will be at the $2.25 rate. The Employer will furnish the Union with a list of all such contracts and offers at the $2.00 rate.
18.05. Parties.
(a) If the Employer has a New Year’s Eve or other similar party, except as defined in 18.01(b), at which a meal is served, Food and/or Cocktail Servers who serve guests shall be paid by the Employer a service charge of two dollars ($2.00) or seventeen percent (17%) of the menu price or price charged for the food and beverage served, whichever is the greater. If the only charge to guests for such a party is an admission charge and there is no established menu for the room in which the party is held, the service charge for Food and Cocktail Servers shall be computed on the basis of seventeen percent (17%) of the established banquet menu price for the food and beverage served, or, if greater, seventy-five cents (75¢) per person served. The foregoing provisions of this Section shall not apply where a check is presented by the Food or Cocktail Server to the guest for payment in cash or for signature by the guest and chargeable to the guest’s account, or where the guest is complimented by the Employer and the check contains thereon the words, “Complimentary — Gratuity Not Included.”
(b) New Year’s Eve parties in rooms other than the main showroom which are treated by the Employer as banquets shall be subject to the provisions of Article 17, and gratuities for Food and Cocktail Servers shall be determined under the provisions of Section 17.02(a) and (b).

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18.06. Payment of Special Event Gratuities.
Gratuities for special events shall be paid to employees who provide service not later than the payday for the payroll period in which such service was rendered. At such time the Employer shall make available to the Union the names and date of special event groups and the names of employees and amount of gratuities received by them on their paychecks for the pay period involved, with the gratuities broken down by source.
18.07. Exception.
Affairs which are exclusively for the benefit of charity shall be exempted from the provisions of this Article.
18.08. Special Event Parties.
Charitable parties when in the showroom in a group of more than ten (10) but less than one hundred (100) and when not part of a convention, and where management has ordered that the entire party be seated together, shall have their guaranteed gratuity computed on the basis of the price charged or one dollar and fifty cents ($1.50) per person, whichever is the greater. Such charges will be specified in writing showing the date of the party, charges made for food and/or beverage served and the name and number in the group served. Such specification sheets will be made available to the Union upon request.
18.09. Discount Coupons.
Discount coupons not exceeding two dollars ($2.00) for food or fifty cents (50¢) for beverage will be subject to a guaranteed gratuity of twelve percent (12%). The coupon shall bear no notation as to whether there is or is not a guaranteed gratuity.
ARTICLE 19: COMPLIMENTED GUESTS
19.01.
(a) On those occasions when individuals or members of a group are provided with food and/or beverages in a public room, which are complimented by the Employer, there shall be no guaranteed gratuity; provided, however, that the Servers who provide service shall be given the opportunity to present a check to the guest or guests being complimented. In all instances of complimented guests, except those who are staying at the Employer’s hotel and who are complimented when they check out, the checks presented by Servers shall contain the words in prominent letters “Complimentary — Gratuity Not Included”.
(b) Except for guests complimented for beverages in the casino and except as provided in Section 16.07(a), on these occasions when Servers are not given the opportunity to present a check to the complimented guest or guests, the Server shall receive from the Employer a gratuity of fifteen percent (15%) of the menu price of the food and beverage served, as established by the Employer for such services in that particular room.
(c) Food Servers, Cocktail Servers and Bartenders, to whom are presented by guests or customers beverage and/or food tickets or coupons issued by the Employer, for which no charge is made, shall receive from the Employer a gratuity of fifteen percent (15%) of the established

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menu or bar price of the food or beverage served as established by the Employer for such service in that particular room. This provision shall not apply to tickets or coupons issued in the employers Race Book and Sports Book.
(d) On those occasions when members of a group which is not a special event as defined in Section 18.01 are complimented, as a group and not individually, with food and/or beverage in a public room, the checks presented to such persons shall be clearly marked “Gratuity Not Included”, and in such cases there shall not be any guaranteed gratuity payable by the Employer.
(e) Where guests receive a complimentary bottle of wine in a specialty or gourmet room, there shall be no guaranteed gratuity provided for the wine.
ARTICLE 20: SENIORITY
20.01. Probationary Period.
An employee will be considered as a probationary employee until he/she has completed forty (40) shifts of work after his/her most recent date of hire by the Employer. A probationary employee may be terminated at the discretion of the Employer, and such termination shall not be subject to the grievance and arbitration provisions of Article 21. The above probationary period may be extended by mutual agreement of the Employer and the Union.
20.02. Definition of Seniority.
(a) House seniority is an employee’s length of continuous service in years, months and days from the employee’s most recent date of hire into the bargaining unit as a regular or steady extra employee by the Employer.
(b) Classification seniority is an employee’s length of continuous service in years, months and days from the employee’s most recent date of hire into or transfer into his/her present classification on a full-time basis.
(c) In the administration of this Agreement each of the classifications listed in Exhibit 1 is a separate and distinct classification.
20.03. Layoffs and Recalls.
(a) In the event of layoffs due to a reduction in force, probationary employees within the affected classification(s) will be the first to be laid off. Employees will be laid off from and recalled to their regular job classifications in accordance with their house seniority, provided they have the qualifications to perform satisfactorily the work available in their regular job classification. All layoffs will be conducted in compliance with the provisions of the Stardust arbitration award of 1997. It is the responsibility of the employee to advise the Employer of a change in either address or telephone number. In accordance with their seniority, employees in layoff status will be offered, but not required to perform (subject to subparagraph {c}), all extra work in their classifications except for banquets or parties, before extra employees are hired, before steady extra employees are offered such work, and, to the extent practical, before regular employees are assigned to work their sixth (6th) day; provided, however, that such employees who are offered and accept extra work shall be paid as extra employees for such work in accordance with Section 10.05, but shall not be

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covered by the provisions of Section 9.03. Employees whose jobs are eliminated (i.e., everyone in a specific job classification), or employees who were laid off on or after September 11, 2001 and not recalled before May 1, 2002, shall be given the opportunity to transfer to vacancies in bargaining unit positions for which they are qualified that have not been filled pursuant to Sections 20.04 or 10.07, and which exist at the time of the job elimination or within sixty (60) days thereafter.
Whenever all employees in a specific job classification (except for seasonal classifications) are laid off, such employees shall be given the opportunity to transfer to vacancies in bargaining unit positions for which they are qualified which have not been filled pursuant to Section 20.04 or 10.07, and which exist at the time of the job elimination or within sixty (60) days thereafter. If an employee transfers under this section, he/she will have recall rights to his/her former eliminated position from the time of the job elimination for a period of six (6) months for employees with less than six (6) months of service, or 12 months for employees with six (6) or more months of service so long as he/she has not been terminated or has not resigned employment with the Employer.
(b) In the event of a layoff because of circumstances affecting only a portion of the establishment such as a room closing, the affected employees may be laid off without regard to house seniority, provided the layoff is scheduled to be fourteen (14) days or less, or, in the case of housekeeping department employees, the layoff is scheduled to be seven (7) days or less.
(c) Employees to be laid off in accordance with Section 20.03(a) may be laid off without regard to their respective house seniority as each completes his/her current workweek. At the time of layoff the employee shall state availability or nonavailability for extra work; where the employee indicates availability, the employee shall not be called for extra work after he/she refuses two (2) out of seven (7) offers. Notwithstanding the foregoing, an employee may declare unavailability for extra work for a definite period while on layoff.
(d) Employees shall be recalled to their regular job classifications in accordance with the following procedures:
(1) If a position is restored less than 90 days of when it was eliminated, and if the person who held it is still actively at work, the person is returned to the position, or if the person who held it is on layoff, the most senior person on layoff is recalled to it, except that if multiple people on layoff are to be recalled at about the same time to several positions that have been restored or created, and the person who formerly held the position is one of those to be recalled, then the person is returned to his/her former position regardless of the relative seniority among those to be recalled.
(2) If a position is restored 90 days or more after it was eliminated, or a new position is created, it is put up for bid. This is true even if the person who formerly held the position is still actively at work. All regular employees may bid, but laid off employees may not bid. If there are no bidders, the most senior person on layoff is recalled to the position and cannot refuse it.

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(3) Employees who obtain a position by bidding shall not be eligible for another transfer under this subsection or under Section 20.04(b) for six (6) months. Those who are transferred to a position without bidding remain eligible for transfer under those provisions.
(4) The provisions of paragraph (1) shall apply to any position eliminated on or after September 11, 2001 and before May 1, 2002 if it is restored at any time prior to December 31, 2002, regardless whether the restoration is within 90 days of elimination.
(e) Employees who were laid off on or after September 11, 2001 and not recalled before May 1, 2002 shall be entitled to retrain in a program conducted by the Southern Nevada Joint Management Culinary & Bartenders Training Fund or a training program for hotel services conducted by an institution licensed as a postsecondary educational institution by the State of Nevada, to enable them to qualify for placement in positions either in the classifications covered by this Agreement or in other classifications of hotel-casino work.
(f) Specialty/Gourmet Room Cooks will not be laid off under the terms of Section 20.03 (b) where they are immediately qualified to perform the work of cooks in their classifications in other kitchens, provided they have sufficient classification seniority to displace cooks in other kitchens.
20.04. Promotions and Preference for Shifts.
(a) When the Employer promotes an employee to another classification, the Employer will consider the employee’s seniority, qualifications to perform satisfactorily the work in the other classification, and prior performance, provided that a Food Server, before being promoted to Captain, must have passed the Captain’s examination conducted under the auspices of a committee, at least one (1) member of which who shall be qualified and experienced in the craft, shall be designated by the Employer, and provided further, any employee before being promoted to the classification of Bartender must have passed the craft examination for Bartenders conducted by the Union. Where qualifications to perform the work in the other classifications are relatively equal among employees, the senior employee shall be the one promoted. The Employer shall encourage internal bidding in order to maximize promotional opportunities to regular vacancies, but the Employer’s promotion decision shall be deemed to be valid unless arbitrary, capricious or discriminatory. An employee who has successfully completed the course of training offered by the Southern Nevada Joint Management Culinary & Bartenders Training Fund for a promotional position, or the Employer’s in-house training program for a promotional position, shall be deemed qualified for such position. For purposes of this paragraph (a) and Section 20.07, a “promotion” shall be a transfer from one classification to another, regardless of any change in compensation. Any regular vacancy that is not filled pursuant to Section 20.04(b) or 10.07(b) of this Agreement, and which would constitute a “promotion” compared to another bargaining unit classification, shall be filled in accordance with this section, provided there is a qualified bidder. Regular vacancies to be filled by promotion under this paragraph shall be posted for seventy-two (72) hours near the employees time clock or other location to which employees have regular access. The Employer may fill the vacancy temporarily during the posting period. An employee promoted under this Section who cannot perform satisfactorily the work of the job to which promoted shall be transferred back to his/her former job, shift and station within thirty (30) shifts worked after the date of the promotion.

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(b) When there is a regular vacancy, or a temporary vacancy of at least ninety (90) days, on a particular shift or station, employees in the same job classification on other shifts or stations who desire to transfer to the vacancy will be transferred on the basis of their classification seniority, provided that the senior employee desiring transfer is qualified to perform satisfactorily the work on the shift and/or station applied for and that a qualified employee is available to replace the employee desiring to transfer. An employee transferred under this Section shall assume the weekly schedule of days of work and days off, and the daily shift scheduled, applicable to the vacant position to which he/she transfers, and the employee shall not be eligible for another transfer under this Section for six (6) months. An employee transferred under this Section who cannot perform satisfactorily the work on the shift or station to which transferred shall be transferred back to his/her former shift and/or station within thirty (30) shifts worked from the date of transfer. The resulting vacancy or vacancies created by a transfer under this Section shall be filled by the next senior qualified employee(s) from another shift and/or station who desires to work on the shift or station where the vacancy exists. Regular vacancies under this paragraph shall be posted for seventy-two (72) hours in the department where the vacancy exists. The Employer may fill the vacancy temporarily during the posting period.
20.05. Break in Continuous Service and Seniority.
An employee’s continuous service, seniority and status as an employee will be broken when:
(a) The employee quits.
(b) The employee is discharged for just cause.
(c) The employee is absent exceeding the period of an authorized leave of absence.
(d) The employee is absent, due to injury or illness sustained during the course of employment, exceeding the period for which statutory, temporary, total disability payments are payable under the Nevada Industrial Insurance Act, provided that the employee shall have one (1) week after his/her release in which to return to work. However, the time required for an appeal through the appeals officer level shall not, in and of itself, constitute a break in the employee’s seniority.
(e) (1) The employee is absent because of layoff exceeding six (6) months if the employee had less than six (6) months of active employment when the layoff began, or absent because of layoff exceeding twelve (12) months if he had six (6) or more months of active employment when the layoff began. However, this provision shall not apply to layoffs because of construction lasting less than eighteen (18) months.
     (2) The employee was laid off on or after September 11, 2001 and before May 1, 2002 performs no work for the Employer through December 31, 2002.
(f) The employee is absent exceeding six (6) months because of illness or injury not compensable under the Nevada Industrial Insurance Act.

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20.06. Notification.
An employee who is to be recalled to work by the Employer under Section 20.03 shall be notified to return to work by the Employer advising the employee by telephone, certified mail return receipt requested, or other available means of communication of the date and time the employee is to report, and by confirming such communication by certified mail return receipt requested to the employee’s current address of record on file with the Employer. A copy of the confirmation letter shall be sent to the Union. Reasonable advance notice must be given an employee being recalled. If such employee fails to report to work within forty-eight (48) hours after the time specified for the employee to report, the employee’s seniority and continuous service shall be terminated, and the Employer shall be free to hire a replacement in accordance with Article 2 of this Agreement.
20.07. Transfers Between Hotels.
Employees within the bargaining unit who have at least one (1) year’s service in the hotel may be transferred from one hotel to another operated by the same corporation or other business entity only for purposes of compliance with the consent decree entered in Case No. LV 1645 in the United States District Court for the District of Nevada. An employee transferred to another hotel under this Section who cannot perform satisfactorily the work in the classification at the hotel to which transferred shall be transferred back to his/her former hotel, classification, shift and station within fifteen (15) working days from the date of transfer. Employees transferred under this Section shall maintain their accrued vacation credits, but their seniority at the hotel to which transferred shall be computed from the date of transfer. The Employer shall notify the Union in writing of any transfer under this Section before it becomes effective.
20.08. Transfers Into Bargaining Unit.
If the Union cannot furnish qualified employees to meet the requirements of the consent decree entered in Case No. LV 1645 in the United States District Court for the District of Nevada, employees outside the bargaining unit may be transferred into classifications covered by this Agreement in order to meet the requirements of said decree. In such cases the provisions of Section 2.01(e) shall be applicable.
ARTICLE 21: GRIEVANCES AND ARBITRATION
21.01. Definition.
For purposes of this Agreement, a grievance is a dispute or difference of opinion between the Union and the Employer involving the meaning, interpretation, application to employees covered by this Agreement. Any violation or alleged violation of Section 22.01 or 22.03 shall not be subject to the Grievance and Arbitration Procedure.
21.02. Time Limit for Filing Grievance.
(a) No grievance shall be entertained or processed unless it is received in writing by either party within fifteen (15) workdays after occurrence of the event giving rise to the grievance or after the aggrieved party hereto acquires knowledge of the occurrence of such event, whichever is later. The written grievance shall set forth the provision(s) of this Agreement alleged to have

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been violated, and every effort will be made to set forth all of the known facts allegedly constituting the violation. At the time it submits a grievance to the Employer, the Union shall furnish the Employer with copies of any written statements, reports or documents relied on by the Union or the grievant to support the grievance (but not including the employee’s written grievance submitted to the Union). Anything herein to the contrary notwithstanding, it is understood and agreed that the Union shall have the right to grieve live warning notices at the time of subsequent discharge or suspension unless the case involves witnesses. At the time the warning notice is issued, the Employer shall indicate on the notices whether witnesses are involved.
(b) As used in this Article, the term “workdays” means the days Monday through Friday, inclusive, but excluding any holiday set forth in Section 12.01.
21.03. Procedure for Adjusting Grievances.
All grievances shall be adjusted exclusively in the following manners:
The employee may, within three (3) working days of the incident or circumstance giving rise to the dispute, take the matter up with his/her immediate supervisor. The employee has the full right and involvement of the Shop Steward in this step. Settlements reached at this level shall be considered non-precedential, unless the Employer and the Union Representative agree that the settlement shall be reduced to writing and may be used as a precedent in the future.
The Supervisor involved in the Step 1 meeting shall respond within three (3) days of the Step 1 meeting. While this step is encouraged, it is not required.
1. BOARD OF ADJUSTMENT. Any unresolved grievance shall be reduced to writing and scheduled for hearing by a Board of Adjustment within fifteen (15) calendar days of the filing of the grievance. The Board of Adjustment shall be comprised of not more than three (3) representatives of the Employer and three (3) representatives of the Union. For the purpose of attempting to resolve grievances prior to arbitration, the parties, at any meeting prior to the Board of Adjustment hearing and at that hearing, shall make full disclosure to each other or all facts and evidence then known to them which bear on the grievance.
2. ARBITRATION.
(a) Expedited Arbitration: A grievance regarding the discharge of an employee(s) not resolved by the Board of Adjustment may be referred to expedited arbitration by written notice from the party who filed the grievance within fifteen (15) calendar days of the Board of Adjustment. All other (non-discharge) unresolved grievances may be referred to expedited arbitration within the same time period upon mutual agreement of the parties. An arbitration board shall be convened composed of two (2) management representatives selected by the Employer from other hotels and two (2) representatives selected by the Union excluding the head of the department directly involved. The Board shall convene within fifteen (15) calendar days of agreement to utilize the process. The Board shall hear the evidence presented by the parties without assistance of legal counsel and shall make a determination immediately upon the conclusion of the hearing. The management

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and Union Board members may have counsel present, but counsel shall not participate in the hearing. Any decision reached shall be by majority vote by secret ballot, and shall be final and binding on all parties of this Agreement, including the Union, the Employer and the aggrieved employee(s), and shall not constitute a precedent nor be cited in any other legal or arbitration proceeding. Each party will bear its own costs and will share equally the fees and expenses of the arbitration. In the event a majority decision is not reached, or if, regarding non-discharge grievances, the parties do not mutually agree to expedited arbitration, the matter may be referred by the party filing the grievance to the formal arbitration procedure set forth in (b). Such referral shall be made within fifteen (15) calendar days of either the failure to reach a majority decision or the parties’ inability to agree to expedited arbitration, as applicable.
(b) Formal Arbitration: Representatives of the Employer and the Union may agree to select an arbitrator, but if they are unable to do so, the arbitrator shall be chosen from a panel received from the FMCS of arbitrators, who are members of the National Academy of Arbitrators, and who reside in California or Nevada. No arbitrator shall be chosen to serve in two (2) consecutive arbitrations for the same hotel unless by mutual consent of the parties. The arbitrator shall be notified in writing of his/her selection, and shall have no authority, jurisdiction or power to amend, modify, nullify or add to the provisions of this Agreement. No evidence shall be introduced as to the withdrawal, during negotiations, of a proposal to change the Agreement. The award of the arbitrator shall be final and binding upon the Employer, the Union, and the employee(s) involved. Except in discharge cases, the expenses and fees of the arbitrator shall be shared equally by the Employer and the Union. In discharge cases the expenses and fees of the arbitrator, and of the court reporter, if any, shall be paid by the party losing the arbitration.
Where, in a discharge case, reinstatement is ordered by an arbitrator with less than full back pay, the costs of arbitration shall be divided evenly between the parties.
ARTICLE 22: NO STRIKES — NO LOCKOUTS
22.01. No Strikes.
During the term of this Agreement, neither the Union collectively nor employees individually will engage in any no-work stoppages, picketing, sympathy strikes or any other form of economic action or interference with the Employer’s business except as authorized in Sections 22.03 and 22.04.
22.02. No Lockouts.
During the term of this Agreement, the Employers will not lock out any of the employees in the bargaining unit covered by this Agreement, except where the employees have the right to refuse to cross the picket line under Section 22.03.
22.03. Picket Lines.
Refusal of an employee to cross a bona fide picket line sanctioned and approved by the Local Joint Executive Board of Las Vegas and the Hotel and Restaurant Employees and Bartenders International Union, AFL-CIO, shall not be construed to be a breach of this Agreement; provided that the foregoing provisions of this Section shall not be applicable with respect to:

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(a) Any picket line established for organizational or recognition purposes or any picket line, economic or otherwise, of any union which as of the effective date of this Agreement does not have in effect a collective bargaining agreement with the Employer.
(b) Any picket line established as a result of a labor dispute between an employer other than the Employer party hereto and a union other than a Union party hereto.
(c) Any picket line established as a result of a labor dispute between the Employer party hereto and a union which currently has a collective bargaining agreement with the Employer unless and until such picketing has been in effect on a continuing basis, twenty-four (24) hours a day, for ninety (90) days.
(d) Except for Employer claims of a breach of Article 22, No Strikes — No Lockouts, if either party alleges that there is a breach of this contract which significantly affects labor peace, the matter will go to expedited arbitration.
22.04. Arbitration Awards.
In the event the Employer fails to comply with an arbitration award and does not either seek judicial review of the award within the period of time required by law to obtain such review or comply with the award within such time period, the Union shall have the right to strike. In the event of a monetary award by an arbitrator, the appropriate sum of money shall be placed in an escrow bank account, paying interest at not less than the rate provided by Nevada law on judgments obtained under Nevada law. In the event the award is sustained by the court, said interest shall be distributed to the appropriate employees on a pro rata basis.
ARTICLE 23: MANAGEMENT RIGHTS AND RESPONSIBILITIES
23.01. Rights to Manage.
The right to manage the Employer’s business and the direction of its employees, including, but not limited to, the following rights, are reserved to the Employer. Such rights include the right to direct, plan and control operations, to determine the number of employees to be employed, and to determine the means, methods and schedules of operations. The Employer shall have the sole right to direct and control its employees. The Employer reserves the right, which is hereby recognized by the Union, to initiate any action toward any employee, including, but not limited to, reclassification, retention, scheduling, assignment, promotion, transfer, layoff and/or rehire. Seniority, among other factors, will be considered by the Employer when making these decisions. All of the foregoing rights are reserved to the Employer except to the extent they may be contrary to or inconsistent with the terms and conditions of this Agreement.
23.02. Rules and Posting.
The Employer may establish and administer reasonable rules, regulations and procedures governing the conduct of employees, provided that such rules, regulations and procedures are not inconsistent with any provisions of this Agreement. The Employer shall post and maintain any such rules in such places within its establishment so that all employees affected thereby, and

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business representatives of the Union, may have an opportunity to become familiar with them. The reasonableness of any rules, regulations and procedures provided for herein, are subject to the grievance procedures of this Agreement.
ARTICLE 24: COURT APPEARANCE AND JURY DUTY
24.01. Court Appearance.
Employees required to appear in court, administrative proceedings or at the police department on behalf of the employer during their normal working hours shall receive their straight-time rate of pay for hours lost from work, less witness fees received. If an employee appears in court, administrative proceedings or at the police department on behalf of the Employer on his/her days off or after normal working hours, the employee shall receive his/her straight-time rate of pay for the hours spent in such appearance, less the witness fees received, but such time shall not be considered as time worked for any purposes under this Agreement.
24.02. Jury Duty.
A regular or a relief employee who has completed the probationary period, as defined in Section 20.01, and who is required to serve on a jury, and loses work time because of such service, shall be paid the difference between the jury fee received and his/her straight-time rate of pay for not more than eight (8) hours per day. This Section shall apply only with respect to an employee’s regularly scheduled days of work and shall not be applicable with respect to days on which the employee was not scheduled to work. Payment for such service hereunder shall be limited to not more than thirty (30) days in any calendar year, or to not more than thirty (30) days in any thirty-six (36) month period if the jury duty service is voluntary. At the request of the Employer, the employee shall furnish satisfactory evidence of such service for which he/she claims payment hereunder. No employee, after having served on jury duty or having been required to stand by for same at the courthouse shall be required to report for work prior to eight (8) hours after completion of his/her jury service, unless the employee’s jury service ended in time for the employee to report for a regularly scheduled swing shift beginning not later than 4:00 p.m., and ending no later than 12:00 midnight. This Section shall not apply with respect to any jury summons received by an employee prior to his/her date of hire.
ARTICLE 25: HEALTH AND WELFARE
25.01. Amount of Contributions.
There presently is in effect, pursuant to the agreement of the parties, a group life, medical, surgical and hospital plan involving a trust fund and trust agreement for the Hotel Employees and Restaurant Employees International Union Welfare Fund (the “Fund”). The parties hereto agree that the aforesaid trust agreement and any amendments shall be in effect during the period of this Agreement. The Employer shall make, as of June 1, 2002, for all hours worked on and after that date, a contribution to the Fund of two dollars and eighty-seven cents ($2.87) per hour worked, on or before the fifteenth (15th) day of each month for the previous month. This rate of contribution may be increased on or after June 1, 2003 in accordance with the provisions of section 27.03 of this Agreement.

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Contributions shall be forwarded to the bank designated by the Hotel Employees and Restaurant Employees International Union Welfare Fund. A list of the names and Social Security numbers of employees covered shall accompany the payment. As used in this Section, “hours worked” shall mean all hours for which an employee is compensated, including vacation and holiday hours paid for.
25.02. Delinquent Contributions.
In the event the Employer is in arrears in the payment of contributions, it shall be liable for late fees, interest and liquidated damages as established by the Trustees, legal fees, court and/or arbitration costs, and audit and other expenses incidental to the collection of said delinquency. The Employer shall make available for inspection and audit such payroll records as the Fund may lawfully require.
25.03. Acceptance of Trust
The Employer and the Union agree to be bound by the Agreement and Declaration of Trust of the said Hotel Employees and Restaurant Employees International Union Welfare Fund as may, from time to time, be amended, and they do hereby irrevocably designate as their respective representatives on the Board of Trustees, such Trustees named in said Agreement and Declaration of Trust as Employer and Union Trustees, together with their successors selected as provided therein, and agree to abide and be bound by all procedures established, and actions taken by, the Trustees pursuant to said Trust Agreement. Any provision in this Agreement that is inconsistent with the Agreement and Declaration of Trust, or the Plan of Benefits, rules, or procedures established by the Trustees, shall be null and void.
ARTICLE 26: PENSIONS
26.01. Trust and Plan.
There shall be continued for the term of this Agreement the Southern Nevada Culinary Workers and Bartenders Pension Plan Trust Agreement, pursuant to which there has been adopted a jointly negotiated pension plan for employees covered by this Agreement.
26.02. Contributions.
Commencing June 1, 2002, said contributions shall be forty-eight cents (48¢) per hour worked. Said contributions shall be due and payable to the fund not later than the fifteenth (15th) day of each month. A list of the names and Social Security numbers of the employees covered shall accompany the payment. As used in this Section, “hours worked” shall mean all hours for which an employee is compensated, including vacation and holiday hours paid for. This rate of contribution may be increased on or after June 1, 2003 in accordance with the provisions of section 27.03 of this Agreement.
26.03. Acceptance of Trust.
By the execution of this Agreement, the Employer party hereto agrees to accept and be fully bound by the terms of said Pension Trust Agreement and Plan and any amendments thereto.

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26.04. Delinquent Contributions.
Contributions to the Pension Trust Fund shall be delinquent after the fifteenth (15th) day of the month in which such payments are due. Interest at the rate of seven percent (7%) per annum shall be payable on all delinquent contributions.
26.05. 401(k) Plan.
Upon notification to the Employer by means of an appropriate authorization form executed by an employee, the Employer shall deduct from the wages of an employee an amount designated by the employee for contribution to a tax-deferred 401(k) Plan, and shall send such deducted amounts to the Plan. The Union is responsible for establishment of the Plan. The Employer shall in no way bear any costs associated with the Plan, except for deduction and sending of amounts as requested by the employee. The Employer shall make no contribution to the Plan.
The Union shall indemnify, defend and save the Employer harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken by the Employer in reliance upon payroll deduction authorization forms submitted to the Employer for the 401(k) Plan.
ARTICLE 27: WAGES
27.01. Established Wages.
Except as provided otherwise in Section 5.06, 27.02, 27.04, classifications and wage rates for the term of this Agreement shall be as set forth in Exhibit 1 attached to and made a part of this Agreement.
27.02. Minimum Wages.
No employee covered by this Agreement shall receive a wage rate, exclusive of gratuities, less than that provided by applicable state and federal wage laws. In the event that applicable state or federal minimum wage laws are increased, an automatic adjustment will be made on affected classifications in this Agreement to comply with the preceding sentence.
27.03.
The Employer shall pay the following additional amounts as of the dates shown. At least 30 days prior to each date, the Union shall inform the Employer how the increases shall be allocated to wages for the various classifications listed in Exhibit 1 and contributions to the Health and Welfare, Pension and/or Training funds, provided that if the Union’s notice to the Employer is less than 30 days, the Employer will not be excused from paying the increases as allocated by the Union unless there is actual prejudice to the Employer by the delay and then the Employer may be excused only for a period of time equal to the length of the Union’s delay in giving notice. The Union shall make such allocation in its sole discretion. Any increases in wages shall be added to the rates shown in Exhibit 1 for the affected classifications.

Date	Total Package Increase
June 1, 2003	$0.60 per hour
June 1, 2004	$0.65 per hour
June 1, 2005	$0.65 per hour
June 1, 2006	$0.65 per hour

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27.04.
NEW HIRES who have worked in the GREATER LAS VEGAS AREA CASINO INDUSTRY in a Culinary/Bartender classification a minimum of two thousand (2,000) hours in the thirty-six (36) month period preceding the commencement of their employment, may for the first ninety (90) calendar days of their employment be paid a rate equal to eighty percent (80%) of the full contract rate of pay for the employee’s classification.
Thereafter they shall be paid a rate equal to one hundred percent (100%) of the full contract rate of pay for the employee’s classification.
NEW HIRES who have not worked in the GREATER LAS VEGAS AREA CASINO INDUSTRY in a Culinary/Bartender classification a minimum of 2,000 hours in the thirty-six (36) month period preceding the commencement of their employment may be paid at the eighty percent (80%) rate for the first one hundred eighty (180) calendar days of employment.
The Employer shall advise the employee of his/her obligation to furnish the Employer, within ninety (90) calendar days, with verification of the two thousand (2,000) hours of prior Greater Las Vegas Casino Industry experience in a Culinary/Bartender classification on a form to be mutually agreed upon by the parties. An employee who produces such verification after ninety (90) calendar days but before one hundred and eighty (180) calendar days shall be increased to one hundred percent (100%) at that time, but not retroactively.
ARTICLE 28: OWNERS AND SUCCESSORS
28.01. Ownership.
This Agreement shall cover all employees employed in classifications listed in Exhibit 1 in operations within the jurisdiction of the Union, in Greater Las Vegas, Nevada, which during the term of this Agreement, are owned by, or operated by or substantially under the control of the Employer. The term “Employer” shall be deemed to include any person, firm, partnership, corporation, joint venture or other legal entity substantially under the control of the Employer covered by this Agreement, or one or more principal(s) of the Employer covered by this Agreement, or a subsidiary of the Employer covered by this Agreement, or any person, firm partnership, corporation, joint venture or other legal entity which substantially controls the Employer covered by this Agreement. However, the foregoing provisions of this Section shall not apply (1) to any employees employed in classifications listed in Exhibit 1 in hotel-type operations of sixty (60) rooms or less unless such operations have a casino providing live games, or (2) to any employees employed in classifications listed in Exhibit 1 in operations which do not have a casino providing live games unless such operations are hotel-type operations of more than sixty (60) rooms, or (3) to any employees employed in non-hotel operations.

Tropicana Resort & Casino

28.02. Obligations on Employer Selling or Assigning.
In the event that the Employer sells or assigns its business or in the event that there is a change in the form of ownership, the Employer shall give the union reasonable advance notice thereof in writing and shall make all payments which are due or shall be due as of the date of transfer of the business for wages and health and welfare for employees covered by this Agreement. In addition, the Employer shall be responsible for accrued vacation payments for each employee covered by this Agreement. The Employer further agrees that as a condition to any such sale, assignment or transfer of ownership, the Employer will obtain from this successor or successors in interest a written assumption of this Agreement and furnish a copy thereof to the Union.
28.03. Obligations on Successor Employers.
This Agreement shall be binding upon the successors and assigns of the parties hereto. No provisions, terms or obligations herein contained shall be affected, modified, altered or changed in any respect whatsoever by the consolidation, merger, sale, transfer or assignment of the Employer’s interest, or any part thereof, in any establishment covered by this Agreement.
ARTICLE 29: SUBCONTRACTING AND SUBLEASING
29.01.
It is recognized that the Employer and the Union have a common interest in protecting work opportunities for all employees covered by this Agreement and employed on a regular basis. Therefore, no work customarily performed by employees covered by this Agreement shall be performed under any sublease, subcontract, or other agreement unless the terms of any lease, contract or other agreement specifically state that (a) all such work shall be performed only by members of the bargaining unit covered by this Agreement, and (b) the Employer shall at all times hold and exercise full control of the terms and conditions of employment of all such employees pursuant to the terms of this Agreement. The provisions of this Article apply to all operations on the Employer’s premises covered by this Agreement, regardless of location or displacement of employees or prior use of the area occupied by such operations. Any sublease, subcontract, or other agreement for the performance of cleaning or janitorial services shall first require the approval of the Union. Notwithstanding the foregoing provisions hereof, the Employer may purchase from outside sources for use in its establishment convenience foods, prepared frozen foods, pre-mixed salads and peeled vegetables.
ARTICLE 30: INTRODUCTION OF NEW EQUIPMENT AFFECTING BARGAINING
UNIT JOBS
30.01.
Whenever the Employer proposes to introduce new equipment which may affect the terms and conditions of work or the wages of employees in classifications covered by this Agreement, the Employer shall advise the Union in writing sufficiently in advance of the proposed date of introduction of such equipment to enable the Union, if it so desires, to discuss with the Employer the possible effects of the introduction of such equipment upon such employees. Upon request by the Union, the Employer will meet with it for the purpose of discussing the possible effects of the introduction of such equipment on such employees. The Employer will not introduce any such new

Tropicana Resort & Casino

equipment until it has afforded the Union a reasonable opportunity to discuss with the Employer all aspects of the possible effects upon such employees of the introduction of such equipment, including the possibility of alternative bargaining unit employment for the affected employees.
ARTICLE 31: LABOR-MANAGEMENT COOPERATION
31.01.
The Employer and the Union have entered into this Agreement, and the changes embodied herein, for the purpose of establishing a more cooperative and more flexible relationship among the Employer, the Union, and the employees. The Employer shall not apply the provisions of this Agreement in an arbitrary or unfair manner. The Union will administer the Agreement fairly toward the Employer. To further these objectives, the parties agree to consider methods of encouraging such a relationship during the life of this Agreement, including, among other things, regular meetings if requested by the Union between Union Representatives and appropriate management officials with authority for the purpose of discussing problems, employee suggestions, methods of improving morale or productivity, and other subjects.
31.02.
The Employer and the Union agree that good employee morale and high productivity are in the best interests of all parties. In order to encourage good morale and high productivity, the Employer and the Union agree that, upon request by either party not more often than once a month, to participate in meetings for the purpose of discussing issues set forth in Section 31.01. Such meetings shall include employees designated by the Union, Union representatives, supervisors, and other management personnel designated by the Employer. Union and Employer representatives shall attempt to agree on the agenda and time schedule in advance.
Both the Employer and the Union shall give due consideration to the views of the employees expressed in the meetings.
Such meetings shall initially be held in the Housekeeping Department. After a trial period of at least six (6) months in Housekeeping, such meetings shall, upon request by the Union, be held in other departments.
Nothing herein shall in any way obligate the parties to agree to modify any provision of this agreement or to agree to any request or suggestion which may be made at such meetings.
ARTICLE 32: TRAINING PROGRAM
32.01. Training Fund.
The parties agree to participate in the Southern Nevada Joint Management Culinary & Bartenders Training Fund. Tropicana shall contribute three and one-half cents (3.5¢) per hour for each hour worked effective June 1, 2002. One-half cent (0.5¢) is hereby earmarked for the sole use of a program for recruitment, promotion and mentoring of a diverse workforce. As used in this Section, “hours worked” shall mean all hours for which an employee is compensated, including

Tropicana Resort & Casino

vacation and holiday hours paid for. This rate of contribution may be increased on or after June 1, 2003 in accordance with the provisions of section 27.03 of this Agreement.

Tropicana Resort & Casino

ARTICLE 33: TERMINATION
33.01.
This Agreement shall be in full force and effect from June 1, 2002, to and including May 31, 2007, and from year to year thereafter unless sixty (60) days written notice to change, modify or terminate is given by either party prior to May 31, 2007, or in any subsequent year thereafter.
IN WITNESS WHEREOF, the parties hereto by their duly designated representatives have hereunto set their hands this 26 day of September, 2003, in Clark County, State of Nevada.

EMPLOYER — HOTEL RAMADA OF NEVADA dba TROPICANA RESORT & CASINO		LOCAL JOINT EXECUTIVE BOARD OF LAS VEGAS

BY:	/s/ Illegible	BY:	/s/ Illegible

	ITS: President		ITS: President

		BY:	/s/ Illegible

ITS: Secretary-Treasurer

Tropicana Resort & Casino

MEMORANDUM OF AGREEMENT
THIS AGREEMENT is made and entered into by and between the HOTEL RAMADA OF NEVADA dba TROPICANA RESORT AND CASINO (hereinafter called the “Employer”), and the LOCAL JOINT EXECUTIVE BOARD OF LAS VEGAS, for and on behalf of the CULINARY WORKERS UNION, LOCAL NO. 226, and BARTENDERS UNION, LOCAL NO. 165 (hereinafter called the “Union”), and is hereby attached to and made a part of the Collective Bargaining Agreement(s) between those parties.
The parties hereby establish the following procedure for the purpose of ensuring an orderly environment for the exercise by the Employer’s employees of their rights under Section 7 of the National Labor Relations Act and to avoid picketing and/or other economic action directed at the Employer in the event the Union decides to conduct an organizing campaign at any operation (at which the Union does not have representation rights) covered by Section 28.01 of the above-referenced agreements between the parties among employees employed in classifications listed in Exhibit 1 of such agreements.
The parties mutually recognize that national labor law guarantees employees the right to form or select any labor organization to act as the employees’ exclusive bargaining representative for the purpose of collective bargaining with the Employer, or to refrain from such activity.
The Employer will take a positive approach to unionization of employees employed in classifications listed in Exhibit 1 of the agreements between the parties. It will advise such employees that it welcomes their selection of a collective bargaining agent. The Employer will not do any action nor make any statement that will directly or indirectly state or imply any opposition by the Employer to the selection by such employees of a collective bargaining agent, or preference for or opposition to any particular union as a bargaining agent.
The Union and its representatives will not coerce or threaten any employee of the Employer in an effort to obtain authorization cards.
If the Union provides written notice to the Employer of its intent to organize employees employed in classifications listed in Exhibit 1 of the agreements between the parties, the Employer shall not interfere with access on its premises to such employees by the Union to the extent such access is permitted by the Employer’s lawful solicitation rules.
Within ten (10) days following receipt of such written notice of intent to organize employees employed in classifications listed in Exhibit 1 of the agreements between the parties, the Employer will furnish the Union with a complete list of such employees, including both full and part-time employees employed in classifications listed in Exhibit 1 of the agreements between the parties, showing their job classifications and departments. Within two (2) weeks thereafter, the Employer will furnish a second list of such employees to the Union, including the addresses of all employees unless an employee objects in writing to the disclosures of his or her name. Thereafter, the Employer will provide updated lists monthly.

Tropicana Resort & Casino

The Union may request recognition as the exclusive collective bargaining agent for the employees in the traditional bargaining unit represented by the Union in the hotel-casino industry in Las Vegas. A disinterested, neutral party mutually satisfactory to the Employer and the Union will be selected to conduct a review of employees authorization cards and membership information submitted by the Union in support of its claim to represent a majority of the employees in the unit. If a majority of employees within the unit has joined the Union or designated it as their exclusive collective bargaining representative, the Employer will recognize the Union as such representative of the employees and will extend to such employees this collective bargaining agreement between the Union and the Employer together with any amendments agreed to by the parties. The Employer will not file a petition with the National Labor Relations Board for any election in connection with any demands for recognition provided for in this agreement.
During the life of this Agreement, the Union will not engage in picketing or other economic activity at any operation covered by this Section, provided that if the Employer recognizes any union as the exclusive collective bargaining representative of employees in the unit, or any part thereof, traditionally represented by the Union, this paragraph shall terminate immediately and without notice.
The parties agree that any disputes over the interpretation or application of this Section shall be submitted to expedited arbitration in the manner provided in Subparagraph 2 of Section 21.03 of the agreement between the parties, with Gerald McKay of Hillsborough, California, or any other mutually acceptable person, as the arbitrator. The arbitrator shall have the authority to order the non-compliant party to comply with this Section. The parties hereto consent to the entry of any order of the arbitrator as the order or judgment of the United States District Court for the District of Nevada, without notice or entry of findings of fact and conclusions of law.
IN WITNESS WHEREOF, the parties hereto by their duly designated representatives have hereunto set their hands this 26 day of September, 2003, in Clark County, State of Nevada.

EMPLOYER — HOTEL RAMADA OF NEVADA dba TROPICANA RESORT & CASINO		LOCAL JOINT EXECUTIVE BOARD OF LAS VEGAS

BY:	/s/ Illegible	BY:	/s/ Illegible

	ITS: President		ITS: President

		BY:	/s/ Illegible

ITS: Secretary-Treasurer

Tropicana Resort & Casino

MEMORANDUM OF AGREEMENT
THIS AGREEMENT is made and entered into by and between the HOTEL RAMADA OF NEVADA dba TROPICANA RESORT AND CASINO (hereinafter called the “Employer”), and the LOCAL JOINT EXECUTIVE BOARD OF LAS VEGAS, for and on behalf of the CULINARY WORKERS UNION, LOCAL NO. 226, and BARTENDERS UNION, LOCAL NO. 165 (hereinafter called the “Union”), and is hereby attached to and made a part of the Collective Bargaining Agreement(s) between those parties.
The Tropicana will continue its present practice of payments to bell staff for convention-related deliveries left outside of guest’s room. Bell Captains shall receive equal shares of the entire payment for such deliveries upon payment to Tropicana by the convention customer, less 35¢ for each delivery which shall be paid to the Bell Person making the delivery, and the payroll totals (hourly rate plus benefits) for all bell persons brought in for the delivery who are not regularly scheduled for the shift when the delivery takes place.
IN WITNESS WHEREOF, the parties hereto by their duly designated representatives have hereunto set their hands this 26 day of September, 2003, in Clark County, State of Nevada.

EMPLOYER — HOTEL RAMADA OF NEVADA dba TROPICANA RESORT & CASINO		LOCAL JOINT EXECUTIVE BOARD OF LAS VEGAS

BY:	/s/ Illegible	BY:	/s/ Illegible

	ITS: President		ITS: President

		BY:	/s/ Illegible

ITS: Secretary-Treasurer

Tropicana Resort & Casino

SIDE LETTER #1 — RE: BAGGAGE HANDLERS/DOOR PERSONS
The parties understand and acknowledge that historically, the Tropicana has worked those employees classified as Baggage Handlers in dual classification, i.e,. Door Persons as well as Baggage Handler. There has been no significant difference in the duties of the Baggage Handlers and Door Persons. Therefore, the parties agree as follows:
1. All Baggage Handlers and Door Persons shall be regarded as one classification for purposes of application of seniority rights under Article 20 of the Collective Bargaining Agreement.
2. The Tropicana may classify those persons previously classified as Baggage Handlers but who actually worked dual classifications (i.e. all Baggage Handlers on the payroll as of November 1, 1987), as Door Persons. In any reduction in force or otherwise, the seniority of all employees in the affected classifications, i.e. Baggage Handlers and Door Persons, shall govern. Recall rights for all affected employees shall begin to run as of February 1, 1988.
3. In the event that the Tropicana reinstitutes the Baggage Handler classification, those employees then working in the Door Person classification shall have first preference to any such openings by seniority.
4. The current wage rate for Door Persons is $66.32 per shift, which shall be increased effective June 1, 1994, June 1, 1995 and June 1, 1996, pursuant to the terms of the Collective Bargaining Agreement.
IN WITNESS WHEREOF, the parties hereto by their duly designated representatives have hereunto set their hands this 26 day of September, 2003, in Clark County, State of Nevada.

EMPLOYER — HOTEL RAMADA OF NEVADA dba TROPICANA RESORT & CASINO		LOCAL JOINT EXECUTIVE BOARD OF LAS VEGAS

BY:	/s/ Illegible	BY:	/s/ Illegible

	ITS: President		ITS: President

		BY:	/s/ Illegible

ITS: Secretary-Treasurer

Tropicana Resort & Casino

SIDE LETTER #2 — RE: POSTING OF STEADY EXTRA POSITIONS
The Employer shall post for promotion after all the provisions of Sections 20.04(b) and 10.07(b) are met, all steady extra vacancies for the classifications of Cooks and Bell Persons. In addition, the Union may request that other vacancies be posted. The Employer shall not unreasonably deny the Union’s request.
IN WITNESS WHEREOF, the parties hereto by their duly designated representatives have hereunto set their hands this 26 day of September, 2003, in Clark County, State of Nevada.

EMPLOYER — HOTEL RAMADA OF NEVADA dba TROPICANA RESORT & CASINO		LOCAL JOINT EXECUTIVE BOARD OF LAS VEGAS

BY:	/s/ Illegible	BY:	/s/ Illegible

	ITS: President		ITS: President

		BY:	/s/ Illegible

ITS: Secretary-Treasurer

Tropicana Resort & Casino

SIDE LETTER #3 — RE: ARTICLE 29
          The side letter regarding Article 29 dated July 1, 1999, shall be updated to read as follows: The parties agree that the restrictions and prohibitions imposed by Article 29 shall not apply to the following: a) The spaces previously leased to three separate food outlets at the Tropicana Resort and Casino that were formerly known as Di Martino’s (2,164 sq. ft.), Baskin Robbins (1,248 sq. ft.) and the Pizza Parlor (2,134 sq. ft.) provided they are fast food outlets; or (b) Up to three casual restaurants (i.e., fast food/take out; seating available with no tablecloths or table service) in any area of the Tropicana not to exceed a total of 5,546 sq. ft. None of the food outlets described in this paragraph shall offer room service. The parties agree that the name and identity of any of the food outlets described in this paragraph may change during the life of this Agreement.
     IN WITNESS WHEREOF, the parties hereto by their duly designated representatives have hereunto set their hands this 26 day of September, 2003, in Clark County, State of Nevada.

EMPLOYER — HOTEL RAMADA OF NEVADA dba TROPICANA RESORT AND CASINO		LOCAL JOINT EXECUTIVE BOARD OF LAS VEGAS

By:	/s/ Illegible	By:	/s/ Illegible

	Its: President and General Manager		Its: President

		By:	/s/ Illegible

Its: Secretary-Treasurer
Tropicana Resort & Casino

SIDE LETTER #4 — RE: 29.01
Notwithstanding the language of Section 29.01 of the labor contract, please be advised that the Union will, at any time during the life of that Agreement, consider any proposal by the Employer to establish a restaurant outlet that does not comply with the requirements of Section 29.01.
The Union reserves the right to reject any such proposal. However, the Union will give good faith consideration to any such proposal. The facts the Union will weigh in considering any such proposal include, but are not limited to:
1.	The nature of the specific proposal.

2.	The reason that the proposal does not contemplate compliance with Section 29.01.

3.	The hotel’s own analysis of the impact on the hotel’s overall ability to attract new customers to the hotel.

4.	The effect on existing jobs and operations.

5.	The posture of the new operator toward unionization and Union activities.

6.	The relationship between the new operation and Article 22 of the labor contract.

7.	The hotel parent company’s posture toward unionization at its other facilities in Nevada and elsewhere.

8.	What the status is of existing nonunion operations at the hotel, if any.
IN WITNESS WHEREOF, the parties hereto by their duly designated representatives have hereunto set their hands this 26 day of September, 2003, in Clark County, State of Nevada.

EMPLOYER — HOTEL RAMADA OF NEVADA dba TROPICANA RESORT & CASINO		LOCAL JOINT EXECUTIVE BOARD OF LAS VEGAS

BY:	/s/ Illegible	BY:	/s/ Illegible

	ITS: President		ITS: President

		BY:	/s/ Illegible

ITS: Secretary-Treasurer
Tropicana Resort & Casino

LETTER OF UNDERSTANDING

TO:	Jim Bonaventure

FROM:	Winona Powers

DATE:	September 19, 1994
In conjunction with the recently established classification of Deli Attendant, we find the need to follow through with a working supervisor classification, proposed as follows:
Head Deli Attendant, open as to wages, but covered by all other provisions of the Collective Bargaining Agreement.
This position to provide training and supervision of Deli staff and assure consistency, quality and quantity of food items prepared for patrons by Deli staff.
This position may work alone during Deli business hours for the purpose of covering breaks or meal periods for Deli Attendants or in cases of extreme emergencies.
If you are in agreement with this proposal, please sign below.

TROPICANA RESORT & CASINO		CULINARY WORKERS UNION, LOCAL 226

BY:	/s/ Illegible	BY:	/s/ Illegible

	ITS: President		ITS: Secretary-Treasurer
DATED:	September 26, 2003	DATED:	9-26-03
Tropicana Resort & Casino

AGREEMENT
THIS AGREEMENT is made and entered into as of the 25 day of June, 2003 by and between HOTEL RAMADA OF NEVADA dba TROPICANA RESORT & CASINO (hereinafter, called the “Employer”) and its successors and assigns, and the LOCAL JOINT EXECUTIVE BOARD OF LAS VEGAS, for and on behalf of CULINARY WORKERS UNION, LOCAL NO. 226 and BARTENDERS UNION, LOCAL NO. 165 (hereinafter, called the “Union”).
     The Parties agree that there is a possibility that the Employer may shut down, implode and rebuild the present Tropicana Resort and Casino (“Hotel”). In the event such a decision is made, current operations will either be shut down completely or substantially curtailed at some point in time (the “shutdown”) before the demolition takes place and will resume at around the time a certificate of occupancy is issued for some or all of the new buildings (the “Reopening”). Employees will be laid off in preparation for or as a consequence of the cessation or curtailment of operations. Layoffs may occur in separate batches.
     “Priority Hiring”: Jobs will be offered at the Hotel in accordance with the terms of this letter agreement to those eligible former employees whose names appear on the Priority Hiring List prior to such jobs being offered to any other applicant.
     Employees hired from the Priority Hiring List shall be considered new employees with no residual rights from their former employment. This is not a recall.
     Upon receipt of the WARN Notice the Union will present to the Employer a list of employees who desire priority hiring in accordance with the terms of this side letter. The list shall include for each employee the name, social security number, the address and the job title held by the employee on the date of the WARN Notice. It will be the Union’s responsibility to keep the Employer notified of each employee’s last known address during the period of shutdown. In order to be listed on the Priority Hiring List, a Regular, Relief or Steady Extra employee must have two (2) years of continuous service on the date that falls one hundred and twenty (120) days immediately preceding the service of the WARN Notice. In addition, the employee must be on the active payroll on that date.
     The Employer’s obligation is to offer employment to employees entitled to Priority Hiring for any job that falls within the same “Job Family” that includes the employee’s job title. The “Job Family” consists of those job titles that are listed under the following six (6) contractual headings:
1.	Cooks and Miscellaneous Kitchen Help

2.	Dining Room Classifications

3.	Casino Employees

4.	Bell Desk Service

5.	Housekeeping Classification

6.	Bar and Banquet Employees

An employee shall not be entitled to priority hiring if he or she:
1.	Voluntarily removes their name from the list at any time prior to reopening.

2.	Voluntarily quits or abandons their job during the period beginning one hundred and eighty (180) days prior to the shutdown.

3.	Is terminated for cause during the ninety (90) day period prior to the shutdown.

4.	Fails to report to the job interview scheduled in writing sent to the employee’s last known address. The interview shall be scheduled no sooner than two (2) weeks.

5.	Rejects one or more job offers made by Employer.

6.	Is scheduled to be incarcerated when the Hotel opens to the public.

7.	Is receiving or is eligible to receive retirement or disability benefits from the S.S.A.

8.	Is receiving or has applied for early or disability retirement from the Southern Nevada Culinary & Bartenders Pension Fund.

9.	No longer resides in Nevada.

10.	Has been convicted of a felony.

11.	Is disabled under worker’s compensation laws.
     An employee who is otherwise entitled to Priority Hiring under the above provisions but is not available for work at the Reopening for a reason that would qualify him/her for a leave of absence under Article 13 of the collective bargaining agreement or under the Family and Medical Leave Act if he/she had been actively at work for the Employer at the time the cause for the unavailability arose shall be entitled to use his/her extended recall rights until the expiration of the time available to him/her for such leave if he/she had been actively employed when the causes for the leaves arose.
     This Agreement shall be in full force and effect from July 1,2003 through and including January 1, 2009 regardless of the term or expiration of the current collective bargaining agreement or any successor thereto. The parties agree that any disputes over the interpretation or application of this Agreement shall be submitted to expedited and binding arbitration, with Thomas Angelo serving as the arbitrator. If he is unavailable to serve within thirty (30) calendar days of notification then Howard Block, or another mutually acceptable person, shall be the arbitrator. The arbitrator shall have the authority to determine the arbitration procedures to be followed. The arbitrator shall also have the authority to order the non-compliant party to comply with this Agreement: The parties hereto agree to comply with any order of the arbitrator, which shall be final and binding, and furthermore consent to the entry of any order of the arbitrator as the order or judgment of the United States District Court for the District of Nevada, without entry of findings of fact and conclusions of law.
     On Reopening, the employer shall continue to recognize the Union as the exclusive collective bargaining representative for the unit of employees set forth in Exhibit 1 to the Collective Bargaining Agreement. If the Collective Bargaining Agreement is in effect at Reopening, the employer shall continue to adhere to its terms. If the collective bargaining agreement has expired at Reopening and no replacement agreement has been concluded, and what is commonly referred to as the “Strip Agreement” is in effect for a majority of the casino/hotels that are parties to the 2002-2007 Agreement, then the Employer shall adhere to the terms of such Strip bargaining agreement, provided the Employer shall have the right to negotiate local conditions. If none of the foregoing circumstances apply, the initial terms and conditions of employment of employees hired for the replacement hotel-casino shall be those that would have been in effect as of May 31,2007, the last day on which the Collective Bargaining Agreement will be in effect, subject to any amendments to which the parties mutually agree, and the Employer and the Union shall bargain in good faith for a new agreement.
Notwithstanding the provisions of section 29.01 of the collective bargaining agreement, the employer may subcontract food and beverage operations at the new hotels-casino without observing the limitations of section 29.01, provided that the employer shall provide at least 560 positions in bargaining unit classifications in the Cooks and Miscellaneous Kitchen Help and Dining Room Classifications and Bar Classifications (not including A List, B List and Extra Banquet Employees) job families.

EMPLOYER — HOTEL RAMADA OF NEVADA dba TROPICANA RESORT & CASINO		LOCAL JOINT EXECUTIVE BOARD OF LAS VEGAS

BY:	/s/ Illegible	BY:	/s/ Illegible

	ITS: President		ITS: President

	6/25/03	By:	/s/ Illegible

ITS: Secretary-treasurer

Affiliated with UNITE HERE INTERNATIONAL UNION-AFL/CIO

April 29, 2004	VIA FACSIMILE & CERTIFIED MAIL RETURN RECEIPT REQUESTED 739-2719
Catherine Crossley
Vice President of Administration
Tropicana
P.O. Box 97777
Las Vegas, Nevada 89193
Dear Ms. Crossley:
     As provided in Sections 25.01, 26.02, and 27.03 of the collective bargaining agreement between the Local Joint Executive Board of Las Vegas (“Union”) and Tropicana, the Union has decided to allocate $0.55 of the increase due on June 1, 2005 to wages, and $0.10 of such increase to contributions to the HEREIU Health and Welfare Fund (“Fund”).
     Therefore, effective June 1, 2005, the contribution rate to the Health and Welfare Fund shall be $3.28 per hour worked on and after that date, and $0.52 per hour to Southern Nevada Culinary and Bartenders Trust Fund. All 100% wage rates shown in Exhibit 1 shall be deemed increased by $0.55 per hour, which is $4.40 per eight-hour shift, $3.30 per six-hour shift and $2.20 per four-hour shift. All 80% wage rates shown in Exhibit 1 shall be deemed increased by $0.44 per hour, which is $3.52 per eight-hour shift, $2.64 per six-hour shift and $1.76 per four-hour shift. The new wage rates shall be payable for all hours worked or for which employees are otherwise compensated on and after June 1, 2005. If it would be convenient for your managers and payroll personnel, the Union will gladly supply new Exhibit 1 schedules showing the new rates.
     Please notify the undersigned if you have any questions concerning this allocation of the June 1, 2005 increase.
Sincerely,

/s/ Illegible	/s/ Illegible

D. Taylor	Terry Greenwald
President	Secretary-Treasurer
DT/rw

Cc:	Theresa Cochran Dr. Reese, Director of Las Vegas Operations HEREIU Health & Welfare Fund

1630 SOUTH COMMERCE STREET	•	LAS VEGAS, NEVADA 89102-2705	•	(702) 385-2131

(Illegible)
Affiliated with UNITE HERE INTERNATIONAL UNION-AFL/CIO

April 29, 2004	VIA. FACSIMILE & CERTIFIED MAIL RETURN RECEIPT REQUESTED 739-2719
Catherine Crossley
Vice President of Administration
Tropicana
P.O. Box 97777
Las Vegas, Nevada 89193
Dear Ms. Crossley:
     As provided in Sections 25.01,26.02, and 27.03 of the collective bargaining agreement between the Local Joint Executive Board of Las Vegas (“Union”) and Tropicana, the Union has decided to allocate $0.55 of the increase due on June 1, 2005 to wages, and $0.10 of such increase to contributions to the HEREIU Health and Welfare Fund (“Fund”).
     Therefore, effective June 1, 2005, the contribution rate to the Health and Welfare Fund shall be $3.28 per hour worked on and after that date, and $0.52 per hour to Southern Nevada Culinary and Bartenders Trust Fund. All 100% wage rates shown in Exhibit 1 shall be deemed increased by $0.55 per hour, which is $4.40 per eight-hour shift, $3.30 per six-hour shift and $2.20 per four-hour shift. All 80% wage rates shown in Exhibit 1 shall be deemed increased by $0.44 per hour, which is $3.52 per eight-hour shift, $2.64 per six-hour shift and $1.76 per four-hour shift. The new wage rates shall be payable for all hours worked or for which employees are otherwise compensated on and after June 1, 2005. If it would be convenient for your managers and payroll personnel, the Union will gladly supply new Exhibit 1 schedules showing the new rates.
     Please notify the undersigned if you have any questions concerning this allocation of the June 1, 2005 increase.
Sincerely,

/s/ Illegible	/s/ Illegible

D. Taylor	Terry Greenwald
President	Secretary-Treasurer
DT/rw

Cc:	Theresa Cochran Dr. Reese, Director of Las Vegas Operations HEREIU Health & Welfare Fund

1630 SOUTH COMMERCE STREET	•	LAS VEGAS, NEVADA 89102-2705	•	(702) 385-2131

CULINARY/BARTENDER UNION CONTRACT
Rates Effective 6/01/2005
[Illegible]/2004 — $.01 diversion to Health & Welfare + $.04 Trust Fund
[Illegible]/2005 — $.10 diversion to Health & Welfare

	4, 6, 8 HOUR		10 HOUR		REG	REG	STX	STX	EXT	EXT
	100%	80%	100%	80%	100%	80%	100%	80%	100%	80%
BANQUET
Banquet Bartender	(Illegible)	$11.9920	(Illegible)		(Illegible)		11783	11784	11779
Banquet Captains	(Illegible)	Open	(Illegible)		(Illegible)		11791	11792	(Illegible)
Banquet Server	(Illegible)	$9.1920	(Illegible)		(Illegible)	11778	11779	11780	11793	(Illegible)
Banquet Server/BLIST	(Illegible)		(Illegible)		(Illegible)		(Illegible)		(Illegible)
Bus Persons	(Illegible)		(Illegible)		(Illegible)		(Illegible)		(Illegible)
(working weekend brunches)	(Illegible)	$9.3920	(Illegible)		(Illegible)		11787	11788	(Illegible)

CASINO
Change Person	(Illegible)	$9.5720	(Illegible)	$9.5720	(Illegible)	10002	10007	10008	(Illegible)	(Illegible)
Booth Cashier	(Illegible)	$11.5220	(Illegible)	$11.5220	(Illegible)	10020	10025	10026	(Illegible)	(Illegible)

BELL DESK
Baggage Handler	(Illegible)	$10.2120	(Illegible)	$10.2120	(Illegible)	11255	(Illegible)	11258	(Illegible)	(Illegible)
(6 hours/day)	(Illegible)	$10.2120	(Illegible)		(Illegible)	11732	(Illegible)	11734	(Illegible)	(Illegible)
Bell Captain *	(Illegible)	Open	(Illegible)	Open	(Illegible)	11318	(Illegible)	11321	(Illegible)	(Illegible)
Bell Starter	(Illegible)	$10.1120	(Illegible)	$10.1120	(Illegible)	11309	(Illegible)	11312	(Illegible)	(Illegible)
Bellhop	(Illegible)	$8.5170	(Illegible)	$8.5170	(Illegible)	11264	(Illegible)	11267	(Illegible)	(Illegible)
(Illegible) Person	(Illegible)	$9.6320	(Illegible)	$9.6320	(Illegible)	11300	(Illegible)	11303	(Illegible)	(Illegible)
Greeter	(Illegible)	$10.1120	(Illegible)	$10.1120	(Illegible)	11726	(Illegible)	11728	(Illegible)	(Illegible)
Valet Runner	(Illegible)	$8.8920	(Illegible)	$8.8920	(Illegible)	11273	(Illegible)	11276	(Illegible)	(Illegible)

HOUSEKEEPING
Convention Porter	(Illegible)	$10.4120	(Illegible)	$10.4120	(Illegible)	11220	(Illegible)	11226	(Illegible)	(Illegible)
Guest Room Attendant	(Illegible)	$10.0020	(Illegible)	$10.0020	(Illegible)	10074	(Illegible)	10080	(Illegible)	(Illegible)
Head Porter/Houseperson	(Illegible)	$10.3370	(Illegible)	$10.3370	(Illegible)	11744	(Illegible)	11748	(Illegible)	(Illegible)
Inspector/Inspectress	(Illegible)	$11.2270	(Illegible)	$11.2270	(Illegible)	10128	(Illegible)	10134	(Illegible)	(Illegible)
Linen Room Attendant	(Illegible)	$11.1270	(Illegible)	$11.1270	(Illegible)	10146	(Illegible)	10152	(Illegible)	(Illegible)
Pool Porter	(Illegible)	$10.2170	(Illegible)	$10.2170	(Illegible)	11756	(Illegible)	11758	(Illegible)	(Illegible)
Porter/Houseperson	(Illegible)	$10.2170	(Illegible)	$10.2170	(Illegible)	10182	(Illegible)	10188	(Illegible)	(Illegible)
Rest Room Attendant	(Illegible)	$9.4170	(Illegible)	$9.4170	(Illegible)		(Illegible)		(Illegible)	(Illegible)
Seamer	(Illegible)	$11.1270	(Illegible)	$11.1270	(Illegible)	11094	(Illegible)	11100	(Illegible)	(Illegible)
Shampoo Porter	(Illegible)	$10.4120	(Illegible)	$10.4120	(Illegible)	11750	(Illegible)	11752	(Illegible)	(Illegible)
Status Board Operator	(Illegible)	$11.2120	(Illegible)	$11.2120	(Illegible)	10058	(Illegible)	10062	(Illegible)	(Illegible)
Turndown Attendant	(Illegible)	$10.8020	(Illegible)		(Illegible)	10092	(Illegible)	10094	(Illegible)	(Illegible)
Utility Porter/Houseperson	(Illegible)	$10.6320	(Illegible)	$10.8320	(Illegible)	11738	(Illegible)	11740	(Illegible)	(Illegible)

CC:	Verified & Approved By:	/s/ Illegible

Catherine Mizzi		Payroll
(Illegible) Coleman
(Illegible) Schirling
Darlene Auburn	Verified & Approved By:	/s/ Illegible

Employee Relations
Date: 6/3/05

CULINARY/BARTENDER UNION CONTRACT
Rates Effective 8/01/2005

	4, 6, 8 HOUR		10 HOUR		REG	REG	STX	STX	EXT	EXT
	100%	80%	100%	80%	100%	80%	100%	80%	100%	80%
COOKS & KITCHEN HELP
Asst. Pastry Chef	(Illegible)	$12.7170	(Illegible)	$12.7170	10751	10752	10757	10758	10763	(Illegible)
Baker	(Illegible)	$12.4970	(Illegible)	$12.4970	10704	10705	10710	10711	10716	(Illegible)
Baker’s Helper	(Illegible)	$11.2570	(Illegible)	$11.2570	(Illegible)	10734	10739	10740	10745	(Illegible)
Banquet Cook	(Illegible)	$12.8320	(Illegible)		10686	10687	10692	10693	10698	(Illegible)
Butcher	(Illegible)	$12.3220	(Illegible)	$12.3220	10769	10770	10775	10776	10781	(Illegible)
Butcher’s Helper	(Illegible)	$11.2570	(Illegible)	$11.2570	11666	11667	11668	11669	11670	(Illegible)
Coffee Person	(Illegible)	$10.1620	(Illegible)	$10.1620	11678	11679	11680	11681	11882	(Illegible)
Cook	(Illegible)	$12.5070	(Illegible)	$12.5070	10278	10279	10280	10281	(Illegible)	(Illegible)
Dishup	(Illegible)	$11.6120	(Illegible)	$11.6120	11642	11643	11644	11645	(Illegible)	(Illegible)
Food Prep	(Illegible)	$11.2570	(Illegible)	$11.2570	10284	10285	10286	10287	(Illegible)	(Illegible)
Garde-manger	(Illegible)	$12.3220	(Illegible)	$12.3220	(Illegible)	10788	10793	10794	(Illegible)	(Illegible)
Grill Person (Pool Only)	(Illegible)	$11.6120	(Illegible)	$11.6120	10488	10489	10494	10495	(Illegible)	(Illegible)
Head Butcher *	(Illegible)	Open	Open	Open	11660	11661	11662	11663	(Illegible)	(Illegible)
Head Dell Attendant	(Illegible)		(Illegible)		(Illegible)		(Illegible)		(Illegible)	(Illegible)
Head Dishwasher	(Illegible)	$10.1720	(Illegible)	$10.1720	10632	10633	10638	10639	(Illegible)	(Illegible)
Head Kitchen Steward	(Illegible)	$11.5520	(Illegible)		(Illegible)				(Illegible)	(Illegible)
Head Pantry Person	(Illegible)	$12.1770	(Illegible)	$12.1770	10542	10543	10548	10549	(Illegible)	(Illegible)
Kitchen Runner	(Illegible)	$10.1370	(Illegible)	$10.1370	10434	10435	10440	10441	(Illegible)	(Illegible)
Kitchen Steward	(Illegible)	$11.5520	(Illegible)	$11.5520	10650	10651	10656	10657	(Illegible)	(Illegible)
Kitchen Worker **	(Illegible)	$10.0920	(Illegible)	$10.0920	11684	11685	11686	11687	(Illegible)	(Illegible)
Master Cook	(Illegible)	$12.6070	(Illegible)	$12.6070	10272	10273	10274	10275	(Illegible)	(Illegible)
Pantry Person	(Illegible)	$11.8970	(Illegible)	$11.8970	10398	10399	10404	10405	(Illegible)	(Illegible)
Pot Washer	(Illegible)	$10.1920	(Illegible)	$10.1920	10805	10806	10811	10812	(Illegible)	(Illegible)
Silver Polisher	(Illegible)		(Illegible)						(Illegible)	(Illegible)
Sous Chef	(Illegible)	$12.7470	(Illegible)	$12.7470	10308	10309	10314	10315	(Illegible)	(Illegible)
Stove Cleaner	(Illegible)	$10.3320	(Illegible)	$10.3320	10823	10824	10829	10830	(Illegible)	(Illegible)

CC:	Verified & Approved By:	/s/ Illegible

Catherine Mizzi		Payroll
(Illegible) Coleman
(Illegible) Schirling
Darlene Auburn	Verified & Approved By:	/s/ Illegible

Employee Relations
Date: (Illegible)

CULINARY/BARTENDER UNION CONTRACT
Rates Effective 8/01/2005

	4, 6, 8 HOUR		10 HOUR		REG	REG	STX	STX	EXT	EXT
	100%	80%	100%	80%	100%	80%	100%	80%	100%	80%
DINING ROOM
Cafeteria Bus Person	$11.6650	$9.3320	(Illegible)	$9.3320	11719	11720	11721	11722	11723	(Illegible)
Cashier/Checker	$14,6400	$11.7120	(Illegible)	$11.7120	10596	10597	10602	10603	10608	(Illegible)
(4 hours/day)	$15,5650	$12.4520	(Illegible)		10600	10601	10608	10607	10612	(Illegible)
Cocktail Server **	$10,6900	$8.5520	(Illegible)		11021	11022	(Illegible)	11028	11033	(Illegible)
(6 hours/day)	(Illegible)	$8.6986	(Illegible)		11023	11024	(Illegible)	11030	11035	(Illegible)
(4 hours/day) ***	(Illegible)	$9.0420	(Illegible)		11025	11026	(Illegible)	11032	11037	(Illegible)
Deli Attendant	(Illegible)	$10.4960	(Illegible)	$10.4960	10614	10615	(Illegible)	10617	10820	(Illegible)
Fountain Server	(Illegible)	$8.6770	(Illegible)	$8.6770	(Illegible)		(Illegible)		(Illegible)	(Illegible)
Fountain Worker	(Illegible)	$9.3870	(Illegible)	$9.3870	(Illegible)	11817	(Illegible)	11818	(Illegible)	(Illegible)
Head Bus Person	(Illegible)	$8.8870	(Illegible)	$8.8870	(Illegible)	11714	(Illegible)	11716	(Illegible)	(Illegible)
Head Host Person	(Illegible)	Open	(Illegible)	Open	(Illegible)		(Illegible)	4696	(Illegible)	(Illegible)
Host Person **	(Illegible)	$11.3320	(Illegible)	$11.3320	(Illegible)	10218	10223	10224	(Illegible)	(Illegible)
(4 hours/day) ***	(Illegible)	$12.1320	(Illegible)		(Illegible)	10222	10227	10228	(Illegible)	(Illegible)
Island Buffet Server	(Illegible)	$8.5520	(Illegible)	(Illegible)	(Illegible)	10625	10626	10627	(Illegible)	(Illegible)
Maitre d’ Hotel	(Illegible)	Open	(Illegible)	Open	(Illegible)	11691	(Illegible)		(Illegible)	(Illegible)
Other Room Bus Person	(Illegible)	$8.7220	(Illegible)	$8.7220	(Illegible)	10896	(Illegible)	10902	(Illegible)	(Illegible)
(6 hours/day)	(Illegible)	$8.8054	(Illegible)		(Illegible)	10898	(Illegible)	10904	(Illegible)	(Illegible)
(4 hours/day)	(Illegible)	$9.2220	(Illegible)		(Illegible)	10900	(Illegible)	10906	(Illegible)	(Illegible)
Other Room Captain	(Illegible)	$9.4170	(Illegible)	$9.4170	(Illegible)	10453	(Illegible)	10459	(Illegible)	(Illegible)
Illegible Room Food Server **	(Illegible)	$8.5520	(Illegible)	$8.5520	(Illegible)	10255	(Illegible)	10261	(Illegible)	(Illegible)
(6 hours/day)	(Illegible)	$8.6986	(Illegible)		(Illegible)	10257	(Illegible)	10263	(Illegible)	(Illegible)
(4 hours/day) ***	(Illegible)	$9.0420	(Illegible)		(Illegible)	10259	(Illegible)	10265	(Illegible)	(Illegible)
Room Service Bus Person	(Illegible)	$8.7220	(Illegible)	$8.7220	(Illegible)	10896	(Illegible)	10902	(Illegible)	(Illegible)
(6 hours/day)	(Illegible)	$8.8054	(Illegible)		(Illegible)	10898	10903	10904	(Illegible)	(Illegible)
(4 hours/day)	(Illegible)	$9.2220	(Illegible)		(Illegible)	10900	10905	10906	(Illegible)	(Illegible)
Room Service Captain	(Illegible)	$9.4170	(Illegible)	$9.4170	(Illegible)	10453	10458	10459	(Illegible)	(Illegible)
Room Service Server * *	(Illegible)	$8.5520	(Illegible)	$8.5520	(Illegible)	10255	10260	10261	(Illegible)	(Illegible)
(6 hours/day)	(Illegible)	$8.6986	(Illegible)		(Illegible)	10257	10262	10263	(Illegible)	(Illegible)
(4 hours/day)	(Illegible)	$9.0420	(Illegible)		(Illegible)	10259	10264	10265	(Illegible)	(Illegible)
Runner	(Illegible)	$8.9720	(Illegible)	$8.9720	(Illegible)	10291	10296	10297	(Illegible)	(Illegible)

CC:	Verified & Approved By:	/s/ Illegible

Catherine Mizzi		Payroll
(Illegible) Coleman
(Illegible) Schirling
Darlene Auburn	Verified & Approved By:	/s/ Illegible

Employee Relations
Date: (Illegible)

CULINARY/BARTENDER UNION CONTRACT
Rates Effective 6/01/2005

	4, 6, 8 HOUR		10 HOUR		REG	REG	STX	STX	EXT	EXT
	100%	80%	100%	80%	100%	80%	100%	80%	100%	80%
Showroom Bus Person	$10.9025	$8.7220	$10.9025	$8.7220	10895	10896	10901	10902	10907	10908
(6 hours/day)	$11.0067	$8.8054			10897	10898	10903	10904	10909	10910
Showroom Captain	$11.1775	$8.9420	$11.1775	$8.9420	11801	11802	11805	11806	11809	11810
(6 hours/day)	$11.1783	$8.9426			11803	11804	11807	11808	11811	11812
Showroom Reservation Clerk	$14.3150	$11.4520	$14.3150	$11.4520	10506	10507	10512	10513	10518	10519
Showroom Server **	$10.6900	$8.5520			10254	10255	10260	10261	10266	10267
(6 hours/day)	$10.8733	$8.6986			10256	10257	10262	10263	10268	10269
Sommelier	$11.9150	$9.5320	$11.9150	$9.5320	11700	11701	11702	11703	11704	11705
Specialty/Gourmet Room Bus Person**	$10.9025	$8.7220	$10.9025	$8.7220	10895	10896	10901	10902	10807	10908
(6 hours/day)	$11.0067	$8.8054			10897	10898	10903	10904	10909	10910
(4 hours/day)	$11.5275	$9.2220			10899	10900	10905	10906	10911	10912
Specialty/Gourmet Captain	$11.7713	$9.4170	$11.7713	$9.4170	10452	10453	10468	10459	10464	10465
Specialty/Gourmet Room Server **	$10.6900	$8.5520	$10.6900	$8.5520	10254	10255	10260	10261	10266	10267
(6 hours/day)	$10.8733	$8.6986			10256	10257	10262	10263	10268	10269
(4 hours/day)***	$11.3025	$9.0420			10258	10259	10264	10265	10270	10271
Specialty Room Head Person	Open	Open	Open	Open	11692	11693
Usher	$11.9150	$9.5320	$11.9150	$9.5320	11694	11695	11696	11697	11698	11699
Usher (6 hours/day)	$13.5000	$10.8000			11970		11972	11973

(Illegible)
Apprentice Bartender **	$12.5650	$10.0520	$12.5650	$10.0520	10967	10968	10973	10974	10979	10980
Apprentice Service Bartender	$12.7213	$10.1770	$12.7213	$10.1770	10985	10986	10991	10992	10997	10998
Bar Porter	$13.2900	$10.6320	$13.2900	$10.6320	11039	11040	11045	11048	11051	11052
Bartender ** Regular	$15.0650	$12.0520	$15.0650	$12.0520	10913	10914	10919	10920	10925	10926
Combination Bartender	$15.3775	$12.3020			10949	10950	10955	10956	10961	10962
(10 hours/day)			$15.3775	$12.3020	10963	10964	10965	10966
Service	$15.5650	$12.4520	$15.5650	$12.4520	10931	10932	10937	10938	10943	10944
(6 hours/day)	$15.5650	$12.4520			10933	10934	10939	10940	10945	10946

	Verified & Approved By:	/s/ Illegible

CC:		Payroll
Catherine Mizzi
(Illegible) Coleman	Verified & Approved By:	/s/ Illegible

(Illegible) Schirling		Employee Relations
Darlene Auburn	Date: 6/3/05

CULINARY/BARTENDER UNION CONTRACT
Rates Effective 6/01/2005

	4, 6, 8 HOUR		10 HOUR		REG	REG	STX	STX	EXT	EXT
	100%	80%	100%	80%	100%	80%	100%	80%	100%	80%
OVERSCALE
Assistant Pastry Chef/REG	$16.9000				19062
Baker	$17.1900				19011
Banquet Bartender	$15.9900				19044
Banquet Convention Porter/REG	$13.2650				19063
Banquet Shift Supervisor/Convention Porter	$14.5400				19066
Bell Captain	$18.6650				19021
Bell Captain	$18.6650				19030
Bell Captain/Overscale+	$21.5000				19032
Cook/Cafe	$15.7462				19007
Cook/Calypso’s	$15.7462				19034
Garde Manager	$15.6525				19055
Kitchen Steward	$14.7500				19045
Kitchen Steward/REG	$14.6900				19052
Linen Room Attendant	$14.0338				19001
Pantry Person/Calypso’s	$15.1213				19037
Porter/Houseperson	$14.7713				19002
Regular Bartender/Showroom	$15.5650				19056
Regular Bartender/Showroom/10 hr	$15.5650				19057
Room service Captain/REG	$13.2500				19051
Room Service Captain/STX	$13.2500				19064
Sous Chef	$16.1900				19005
Sous Chef	$16.1900				19029
Utility Porter	$13.6700				19014

	Verified & Approved By:	/s/ Illegible

CC:		Payroll
Catherine Mizzi
Glenda Coleman	Verified & Approved By:	/s/ Illegible

(Illegible) Schirling		Employee Relations
Darlene Auburn	Date: 6/3/05

ULINARY/BARTENDER UNION CONTRACT
Illegible Effective 6/01/2005
Effective June 1, 2005
Open positions Culinary job code rate change:.

Job Code # 4709	Room Chef	Open
Job Code #4711	Convention Porter Shift Supv	$14.2900
Job Code #10604	Cashier/Checker.STX.100% Rm Svc	$14.6400
Job Code #10621	Head Deli Attendant	$15.9287
Job Code #10622	Relief Conv Porter Shift Supv	$14.2900
Job Code #11320	BellCapt/REG/100%	$17.4150
Job Code #11323	BellCapt/STX/100%	$17.4150
Job Code #11326	BellCapt/EXT/100%	$17.4150
Job Code #11660	Head Butcher	$16.0000
Open Job Codes without rates attached to them
Per Payroll Supervisor, it should be noted that Payroll will need to update Individuals in these positions by inserting in the Job Authorization fields:
Job Basis.....(I)
Job Rate......Individual Rates
00 Head Host/REG

EMP#	NAME	RATE
000003662	Greenwood, Brenda	$15.1650
17852	Tien, Yueh	$15.1650
18640	Celis, Hector	$15.6700
0000045Z7	Graham Roberta	$15.1650
7699	Abram, Georgia	$15.6700
4699 Head Host Person/SXT
4698 Head Host Person/EXT

CC:
Catherine Mizzi	Varified & Approved By:	/s/ Illegible

Glanda Coleman		Payroll
Illegible Schirling	Varified & Approved By:	/s/ Illegible

Darlene Auburn		Employee Relations
Date: 6/3/05

	EXHIBIT 1 - 2002/2003 WAGE SCALES
	2002				2003
CLASSIFICATION	4, 6, 8 HOUR		10 HOUR		4, 6, 8 HOUR		10 HOUR
	100%	80%	100%	80%	100%	80%	100%	80%
COOKS AND MISCELLANEOUS KITCHEN HELP
Sous Chef	115.87	92.70	144.84	115.87	118.27	94.62	147.84	118.27
Master Cook (Second Cook; Saucier)	114.47	91.58	125.89	100.71	116.87	93.50	128.89	103.11
Cook (Roast Cook; Broiler Cook; Carver; Fry Cook; or Relief Cook)	113.47	90.78	141.84	113.47	115.87	92.70	144.84	115.87
Dishup	104.52	83.62	130.65	104.52	106.92	85.54	133.65	106.92
Food Prep (Cook’s Helper; Vegetable Prep; Dessert/Pantry	100.97	80.78	126.21	100.97	103.37	82.70	129.21	103.37
Garde-Manger	111.62	89.30	139.53	111.62	114.02	91.22	142.53	114.02
Head Pantry Person	110.17	88.14	137.71	110.17	112.57	90.06	140.71	112.57
Pantry Person	107.37	85.90	134.21	107.37	109.77	87.82	137.21	109.77
Grill Person (Pool Only)	104.52	83.62	130.65	104.52	106.92	85.54	133.65	106.92
Asst. Pastry Chef	115.57	92.46	144.46	115.57	117.97	94.38	147.46	117.97
Baker	113.37	90.70	141.71	113.37	115.77	92.62	144.71	115.77
Baker’s Helper	100.97	80.78	126.21	100.97	103.37	82.70	129.21	103.37
Head Butcher*	Open	Open	Open	Open	Open	Open	Open	Open
Head Butcher	116.72	93.38	145.90	116.72	119.12	95.30	148.90	119.12
Butcher	111.62	89.30	139.53	111.62	114.02	91.22	142.53	114.02
Butcher’s Helper	100.97	80.78	126.21	100.97	103.37	82.70	129.21	103.37
Kitchen Runner	89.77	71.82	112.21	89.77	92.17	73.74	115.21	92.17
Coffee Person	90.02	72.02	112.53	90.02	92.42	73.94	115.53	92.42
Kitchen Worker**	89.32	71.46	111.65	89.32	91.72	73.38	114.65	91.72
(Porters, Dishwashers, Cleaner, Silver Cleaner)
Dishwashers — (4 hours or less, banquets, private parties)	47.96	38.37			49.16	39.33
Pot Washer	90.32	72.26	112.90	90.32	92.72	74.18	115.90	92.72
Head Dishwasher	90.12	72.10	112.65	90.12	92.52	74.02	115.65	92.52
Stove Cleaner	91.72	73.38	114.65	91.72	94.12	75.30	117.65	94.12
Kitchen Steward	103.92	83.14	129.90	103.92	106.32	85.06	132.90	106.32
DINING ROOM CLASSIFICATIONS
Maitre d’ Hotel	Open	Open	Open	Open	Open	Open	Open	Open
TROPICANA WAGES